Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291038

PROSPECTUS

25,842,514 Shares of Common Stock

13,650,001 Shares of Common Stock Underlying Cash Pre-Funded Warrants

39,338,650 Shares of Common Stock Underlying Cash Stapled Warrants

23,721,157 Shares of Common Stock Underlying Cryptocurrency Pre-Funded Warrants

23,875,022 Shares of Common Stock Underlying Cryptocurrency Stapled Warrants

6,013,675 Shares of Common Stock Underlying Strategic Advisor Warrants

This prospectus relates to the offer and resale by the selling stockholders identified herein, or their permitted transferees (the “Selling Stockholders”), of up to of (i) 25,842,514 shares (the “Cash Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issued to the Selling Stockholders, (ii) 13,650,001 shares of Common Stock (the “Cash Pre-Funded Warrant Shares”) underlying pre-funded warrants to purchase shares of Common Stock (the “Cash Pre-Funded Warrants”) at an exercise price of $0.0001 per Cash Pre-Funded Warrant Share, (iii) 39,338,650 shares of Common Stock (the “Cash Stapled Warrant Shares”) underlying stapled warrants to purchase shares of Common Stock (the “Cash Stapled Warrants”) at an exercise price of $9.75 per Cash Stapled Warrant Share, (iv) 23,721,157 shares of Common Stock (the “Cryptocurrency Pre-Funded Warrant Shares,” and together with the Cash Pre-Funded Warrant Share, the “Pre-Funded Warrant Shares”) underlying pre-funded warrants to purchase shares of Common Stock (the “Cryptocurrency Pre-Funded Warrants” and together with the Cash Pre-Funded Warrants, the “Pre-Funded Warrants”) at an exercise price of $0.0001 per Cryptocurrency Pre-Funded Warrant Share, (v) 23,875,022 shares of Common Stock (the “Cryptocurrency Stapled Warrant Shares,” and together with the Cash Stapled Warrant Share, the “Stapled Warrant Shares”) underlying stapled warrants to purchase shares of Common Stock (the “Cryptocurrency Stapled Warrants,” and together with the Cash Stapled Warrants, the “Stapled Warrants”) at an exercise price of $9.75 per Cryptocurrency Stapled Warrant Share, and (vi) 6,013,675 shares of Common Stock (the “Strategic Advisor Warrant Shares,” and together with the Cash Shares, the Pre-Funded Warrant Shares, the Stapled Warrant Shares as the “Shares”) underlying strategic advisor warrants to purchase shares of Common Stock (the “Strategic Advisor Warrants” and together with the Pre-Funded Warrants and the Stapled Warrants as the “Warrants”) at an exercise price of $0.0001 per Strategic Advisor Warrant Share.

The Cash Shares, Cash Pre-Funded Warrants and the Cash Stapled Warrants were issued pursuant to certain securities purchase agreements, dated as of August 25, 2025 (the “Cash Securities Purchase Agreements”) by and among Sharps Technology, Inc. (the “Company”) and each purchaser party thereto. The Cryptocurrency Pre-Funded Warrants and the Cryptocurrency Stapled Warrants were issued pursuant to certain securities purchase agreements, dated as of August 25, 2025 (the “Cryptocurrency Securities Purchase Agreements”) by and among the Company and each purchaser party thereto. The Strategic Advisor Warrants were issued pursuant to a strategic advisor agreement, dated August 28, 2025 (the “Strategic Advisor Agreement,” together with the Cash Securities Purchase Agreements and Cryptocurrency Securities Purchase Agreements as the “Agreements,” and the transaction contemplated by the Agreements, the “Private Placement”). We refer to the Shares and Warrants collectively as the “Securities” in this prospectus.

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the Securities in a number of different ways and at varying prices. See the “Plan of Distribution” section of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders. We will, however, receive up to approximately $616,337,640 in gross proceeds if the Warrants are exercised in full.

The Selling Stockholders may offer all or part of the Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Our Common Stock and IPO Warrants are listed on the Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “STSS” and “STSSW,” respectively. The last reported sale price of our Common Stock and IPO Warrant on January 5, 2026 were $2.52 per share and $0.0354 per warrant, respectively. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

An investment in the securities offered through this prospectus is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 10 of this prospectus and the risk factors in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as the risk factors in our other recently filed quarterly and current reports incorporated by reference herein, and in the relevant prospectus supplements. We urge you to carefully read this prospectus, the applicable prospectus supplements and any related free writing prospectuses, as well as any documents incorporated by reference in this prospectus or any prospectus amendments or supplements, before investing.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 8, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Under this registration statement, the Selling Stockholders may sell from time to time in one or more offerings the Securities described in this prospectus. You should read this prospectus, and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus, which may be amended, supplemented, or superseded from time to time by other reports that we subsequently file with the SEC. We have not authorized, nor has any Selling Stockholder authorized, any dealer, salesman, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

For investors outside the United States: we have not, and the Selling Stockholders have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in the Securities.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

The information in this prospectus, any applicable prospectus supplement and any related free writing prospectuses, together with any information incorporated by reference in this prospectus and such prospectus supplement, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “would,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “project,” “target,” “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements may contain these words. Forward-looking statements are only predictions and are based largely on our current expectations and projections about future events and financial trends that we reasonably believe may affect our business, financial condition and results of operations. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future business, financial condition and results of operations, as well as any forward-looking statements, are subject to change given the inherent risks and uncertainties of market and industry conditions.

Forward-looking statements are neither predictions nor guarantees of future outcomes. Forward-looking statements present estimates and assumptions only as of the date on the cover of the document in which they are contained, and are subject to significant known and unknown risks, uncertainties and assumptions. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Important factors that could cause actual outcomes to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

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●	our possible or assumed future results of operations;

●	our business strategies;

●	our ability to attract and retain customers;

●	our ability to sell products to customers;

●	our cash needs and financing plans;

●	our competitive position;

●	our industry environment;

●	our potential growth opportunities;

●	the effects of future regulation;

●	the success of our new SOL Treasury Policy;

●	the effects of competition;

●	the volatile and unpredictable changes in the price of SOL;

●	the expected growth of the SOL ecosystem;

●	the availability of opportunities to stake SOL;

●	new or additional governmental regulation;

●	use of proceeds from the sale of shares of our Common Stock under this Prospectus Supplement, if any; and

●	the other factors in described in “Risk Factors” in this Prospectus Supplement and in the “Risk Factors” section of our other SEC filing, including our most recent annual report on Form 10-K.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth under “Risk Factors” and elsewhere contained or incorporated by reference in this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus. Prior to investing in our common stock, you should read this prospectus, our filings incorporated by reference herein and the documents we have filed as exhibits to this registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we currently expect.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, data concerning economic conditions, our industry, our markets and our competitive position are based on a variety of sources, including information from third-party industry analysts, publications, surveys and forecasts and our own estimates and research. These data involve a number of assumptions, estimates and limitations. Industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry data used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors”. These and other factors could cause results to differ materially from those expressed in these data.

TRADEMARKS

We own or have rights to trademarks or trade names that we use in connection with the operation of our businesses, our corporate names, logos and websites. We may make references to our trademarks and service marks, and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to may appear without ® or ™ or similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or an endorsement or sponsorship of us by, any other companies. All other trademarks and service marks are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere or incorporated by reference in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in the shares offered hereby and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference in this prospectus. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” before you decide to invest in our common stock, you should also read the entire prospectus carefully, including “Risk Factors” beginning on page 10, and the financial statements and related notes included or incorporated by reference in this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “our company,” “Sharps Technology” and “our business” refer to Sharps Technology, Inc.

Company Overview

Sharps Technology, Inc. is a medical device sales and distribution enterprise focused on the marketing and distribution of syringe products and related drug-delivery systems. We previously designed and manufactured a portfolio of conventional and safety syringes for clinical, pharmaceutical, and specialty applications and continue to market certain remaining inventory to hospitals, clinics, healthcare providers, and medical supply organizations in both domestic and international markets. We plan to expand its distribution platform by representing established third-party manufacturers of complementary and synergistic medical products serving a common customer base. Sharps Technology is committed to maintaining compliance with all applicable regulatory and quality standards governing the marketing and distribution of medical devices, including those established by the U.S. Food and Drug Administration (FDA) and comparable international authorities.

On August 23, 2025, we adopted a digital asset treasury strategy focused on accumulating Solana (“SOL”), the native digital asset of the Solana blockchain.

Settlement of Outstanding Litigations and Spinoff of Hungarian Subsidiary

On October 6, 2025, we entered into a confidential settlement agreement and release (the “Settlement Agreement”) with Barry Berler, Plastomold Industries Ltd (“Plastomold”), Plasto Design Solutions (“PDS”), Plasto Design Ltd. (“Plasto Design,” and together with Plastomold and PDS as the “Plasto”) and Plasto Technology Group LLC (“Plasto Technology”), whereby the Company, Mr. Berler, Plasto and Plasto Technology have agreed to unconditionally and irrevocably release and discharge each other and their respective representatives from and against any and all claims alleged in the Litigation (the “Settlement”). The Settlement Agreement also provides that neither party’s entry into the Settlement Agreement shall be deemed an admission of fault, responsibility, or liability for any claim alleged in the Litigation. Pursuant to the Settlement Agreement, we entered into definitive agreements, including a bill of sale, assignment and assumption agreement providing for the transfer by us to Plasto Technology of certain assets, and a contract for the transfer of business share providing for the assignment by us to Plasto Technology of all of our right, title and interest in and to the issued and outstanding shares of Safegard Medical Kft, our Hungarian subsidiary. In addition, we executed agreements for the transfer of certain patents and registered trademarks, along with the related goodwill associated therewith.

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Our Solana Treasury Strategy

On August 28, 2025, upon the closing of our Private Investment in Public Equity Offering (“PIPE”) of approximately $400 million, our Board has adopted a treasury policy (the “Treasury Policy”), the material terms of which are set forth below, under which the principal holding in our treasury reserve on the balance sheet will be allocated to SOL. Although we reserve the right to accumulate other forms of digital assets in the future, we currently only own SOL, USDC and USDT, with the vast majority of such digital assets being SOL and de minimis amounts of USDC and USDT. Upon the closing of the PIPE, we purchased and continue to hold over 2,000,000 SOL, including staking rewards, representing almost all of the capital raised in that offering. Where we refer to digital assets herein, we are referring to cryptocurrencies and stablecoins. The Board has also established a Board committee comprised of the Executive Chairman, the Chief Investment Officer, and the Chief Financial Officer to oversee the implementation and adherence to the provisions of our Treasury Policy (the “Treasury Oversight Committee”).

On August 28, 2025, we entered into (i) a consulting agreement (the “Consulting Agreement”) with Sol Edge Limited (the “Consultant”) pursuant to which the Consultant provides consulting and related services with respect to our Treasury Policy and (ii) a strategic advisor agreement (the “Strategic Advisor Agreement”) with Sol Markets, a Cayman Islands exempt company (the “Strategic Advisor”) pursuant to which the Strategic Advisor provides strategic advice and guidance relating to our business, operations, growth initiatives and industry trends in the crypto technology sector. Both the Consultant and the Strategic Advisor are wholly-owned and controlled by James Zhang, the brother of Alice Zhang, our Chief Investment Officer and director. Ms. Zhang’s husband Jason Hu is a senior employee of the Consultant and has an active role in the Consultant’s engagement. The Consultant has entered into and intends to enter into additional agreements with registered investment advisors and registered commodity pool operators, with the first agreement entered into with ParaFi Capital LP.

We currently stake our treasury assets with several SOL validator service providers. For the period of August 28, 2025 through August 27, 2026 we paid the Consultant an upfront annual fee equal to 2.5% of the Company’s total digital assets which was approximately 2.5% of the $400 million of assets held by us on the date we executed the Consulting Agreement. For all future periods, we have agreed to pay the Consultant a monthly fee equal to 2% in the aggregate on amounts up to and including $1,000,000,000 in Account value, 1.75% in the aggregate on amounts above $1,000,000,000 up to and including $1,500,000,000 in Account value, and 1.5% in the aggregate on amounts above $1,500,000,000 in Account value as of such measurement date divided by 12, beginning on August 27, 2026. We have agreed to pay to the Consultant such fee, at its option, in the form of USDC, USDT, SOL, or some combination thereof. In addition to the payment terms described above, we have provided the Consultant with our Investment Guidelines, as described below, related to the managing of our digital assets. The Consultant is subject to certain Investment Guidelines, as approved by the Board and overseen by the Treasury Oversight Committee and are included in our Treasury Policy, the material terms of which are set forth below.

Treasury Policy and Investment Guidelines

We manage our Treasury Policy under the oversight of our Treasury Oversight Committee. The Treasury Policy establishes the parameters, allocation ranges, permitted instruments, and risk controls applicable to all treasury activity. The primary objective of the Treasury Strategy is to maintain controlled long exposure to the SOL ecosystem, which comprises the vast majority of our digital assets, while generating yield through staking and selective use of derivative instruments to manage market risk and/or enhance returns. Profit generation is expected primarily through (i) potential price appreciation of SOL and (ii) protocol-native staking rewards, which are accrued in SOL. We currently utilize native staking platforms that meet internal counterparty and smart-contract risk criteria. No single validator, liquid staking protocol, or staking counterparty may exceed 49% of total staked assets, and we will not employ leverage without explicit Board approval. The Treasury Policy provides that the Board has ultimate oversight of our Treasury Policy, but has delegated authority to the Treasury Oversight Committee to oversee the day-to-day operations of the Treasury Policy carried out by our CIO, subject to certain dollar amounts and percentage restrictions. If the CIO wishes to exceed the thresholds set for the CIO, they need the approval of the Treasury Oversight Committee and if the Treasury Oversight Committee wishes to exceed the thresholds set for the Treasury Oversight Committee, they need the approval of the Board. Similarly, the CIO has oversight of the Consultant and the Investment Guidelines set forth in the Consulting Agreement provide for certain dollar amounts and percentage restrictions on actions permitted to be taken by the Consultant, and if the Consultant wishes to exceed such thresholds, they need the approval of the CIO.

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The Treasury Policy and Investment Guidelines, amongst other provisions, provide for the following:

●	Limiting derivative usage through qualified custodians or regulated counterparties. Derivative instruments (including SOL calls, puts, or total return swaps) to be utilized solely for two permitted purposes: (i) portfolio hedging of SOL market risk and (ii) strategic exposure management where such instruments enhance yield or liquidity efficiency.

●	Limiting derivative transactions to pre-approved instruments and counterparties.

●	Limiting our total investible assets (a) the combined exposure to SOL and SOL-related instruments (including native and liquid staking), (b) the amount of cash or USD stablecoin reserves for settlement and liquidity management (outside of operating cash needs of any operating businesses under the company), (c) the derivative exposure (hedging or yield enhancement).

●	Limiting the acceptance of in-kind SOL investments and any funding other than U.S. dollars, stablecoins or liquid SOL.

●	Ensuring that only SOL pairs with sufficient daily trading volume are permitted.

●	Ensuring that the aggregate exposure to any single validator, liquid staking platform, or protocol smart contract shall not exceed a certain percentage of total staked assets.

●	Ensuring the daily net purchases or sales capped at a certain percentage of SOL average daily volume (ADV).

●	Ensuring amount of margin exposure.

●	Ensuring that the aggregate exposure to any single counterparty, custodian, or protocol shall not exceed a certain percentage of NAV (excluding SOL staking diversification described above).

Currently, our Treasury Policy is primarily dedicated to SOL, and other than our holdings in USDT and USDC described above, we do not intend to allocate a significant portion of our treasury assets to other digital assets in the near term. As a result, our assets are highly concentrated in a single digital asset. Adverse developments specific to SOL, its protocol, or its ecosystem could have a disproportionate impact on our financial condition and results of operations.

In addition to our medical device sales and distribution enterprise and management of its SOL treasury, we have recently begun to explore strategic acquisitions and/or investments globally. To this goal, we have hired a Head of Innovation and the first members of its engineering team to help analyze these opportunities and develop its own digital products. We have been and will continue to prioritize long-term growth with regards to its treasury management strategy, potentially using proceeds from the sale of SOL to fund its expansion plans described above.

We may hedge our SOL holdings with a mix of call options, put options as well as other derivatives via total return swaps.

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Our Treasury Policy is intended to bring value to our stockholders through the following:

●	utilizing intelligent capital markets issuances, including the issuance of both equity and convertible debt, where we may issue capital for the benefit of stockholders to purchase and hold more SOL;

●	staking the majority of the SOL in our treasury to earn a staking yield and turn the treasury into a productive asset;

●	purchasing locked SOL at a discount to the current spot price; and

●	selling our SOL holdings, whether on the open market, through block trades, or other negotiated transactions, for various reasons and at various times, including, in order to repurchase shares of our Common Stock when our Board believes such repurchases will result in accretive value creation for our stockholders and at such times when it is legally permissible to do so.

We believe that SOL is the fastest and most used public blockchain in the world, processing more transactions and generating more on chain fee revenue than all other blockchains combined.

There can be no assurance that the value of SOL will increase, and investors should carefully consider the risks associated with digital assets.

Cryptocurrencies that are part of Blockchain economies

A cryptocurrency is a type of digital asset that exists on a particular blockchain and can be moved from one party to another party on that blockchain. Cryptocurrencies that comprise part of a blockchain economy or blockchain platform, typically have more functionality than a payment currency. Blockchain economies or platforms permit the use of the cryptocurrency to create other digital assets or tokens, run decentralized applications on the blockchain platform, and build various types of functionality and features on the blockchain platform. Examples of cryptocurrencies that are part of blockchain economies include SOL and Ether. Cryptocurrencies that are part of a blockchain are inherently riskier than stablecoins, but still relatively safer than other newer and untested forms of cryptocurrencies. Risks of cryptocurrencies such as SOL involve numerous factors such as market risks and technological risks, see “Risks Related to Our Digital Asset Trading Strategy and Cryptocurrencies.”

Stablecoins

Many of the blockchain applications on large blockchain networks involve the use of “stablecoins,” which are designed to maintain a constant price related to or based on some other asset or traditional currency because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. In July 2025, the U.S. President signed into law the “GENIUS Act,” which establishes a federal framework for “payment stablecoins,” treating them as payment systems, not securities, and mandating fiat-backed reserves, monthly disclosures, anti-money laundering safeguards, and similar measures. Stablecoins have grown rapidly as a medium of exchange and store of value, particularly on digital asset trading platforms, and their use as an alternative to digital assets such as Bitcoin and SOL could expand further as rules are promulgated under the GENIUS Act. Given that stablecoins, such as the type we own, USDT and USDC, are pegged to the U.S. dollar, they are typically a safer and less volatile cryptocurrency than other types, such as SOL. However, as with all forms of cryptocurrencies there still remains risk with respect to stablecoins, see “Risks Related to Our Digital Asset Trading Strategy and Cryptocurrencies.”

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Treasury Strategy

Our Treasury Strategy is anchored in maintaining strategic long exposure to SOL, which may comprise the vast majority of our treasury assets under the approved allocation ranges. Profit generation is expected primarily through (i) potential price appreciation of SOL and (ii) protocol-native staking rewards, which are accrued in SOL. We utilize both native staking and qualified liquid staking platforms that meet internal counterparty and smart-contract risk criteria. No single validator, liquid staking protocol, or staking counterparty may exceed 49% of total staked assets, and the Company does not employ leverage or permit the rehypothecation of SOL without explicit Board approval. The key components of our Treasury Strategy include the following:

●	Staking Income - Staking rewards are a recurring source of yield and represent a significant component of expected treasury income. We delegate SOL to a diversified set of approved validators and liquid staking protocols, emphasizing operator quality, geographic dispersion, and infrastructure resiliency. Staking rewards increase our SOL holdings and therefore compound the long-term exposure to the underlying asset.
●	Use of Derivative Instruments - We may utilize SOL-related derivative instruments, including exchange-traded or over-the-counter call options, put options, and total return swaps, solely for (i) hedging SOL market risk and (ii) strategic yield enhancement or exposure management. Derivative exposure is generally limited to 10% of the portfolio, and no single derivative transaction or counterparty exposure may exceed established notional thresholds without Treasury Oversight Committee approval. All derivative transactions are executed only through regulated or otherwise qualified custodians and counterparties and require documented trade rationales, including their expected economic and risk impact. We do not use derivatives for speculative purposes or to obtain synthetic leverage.
●	Liquidity and Portfolio Construction - We may hold up to 20% of our treasury assets in cash or USD-denominated stablecoins to support liquidity, settlement requirements, and volatility management. All trading activity is executed only through approved venues that meet internal compliance standards, and daily net purchase or sale activity is limited to no more than 20% of SOL average daily trading volume to mitigate market-impact risk. We may reallocate to cash or other highly liquid instruments, including U.S. Treasury securities or certain other types of vehicles, at the discretion of the Chief Investment Officer when warranted by market conditions.
●	Risk Management and Operational Controls - Risk management is embedded throughout our Treasury Strategy. We impose strict concentration limits on counterparties, custodians, derivative exposures, and staking platforms, with no single exposure generally permitted to exceed 49% of net asset value. All custody relationships are structured to provide read-only data access, dual-authorization withdrawal controls, and whitelisted addresses for outbound transfers. We receive daily or monthly holdings data from our custodians, and these reports are reconciled through internal net asset value systems to ensure completeness and accuracy.
●	Expected Profit Generation - We expect to generate profit from a combination of (i) long-term appreciation of SOL held in the treasury, (ii) ongoing staking rewards earned through native and liquid staking, and (iii) incremental yield and risk mitigation achieved through permitted derivative strategies. We believe that these activities, conducted within the prescribed governance and risk limits, support our objective of producing sustainable, risk-adjusted returns while maintaining a conservative operational posture.

How We Earn Staking Rewards

We intend to stake up to 95% of our total SOL holdings, and will utilize the remaining un-staked SOL primarily for liquidity management, potential validator operations and as collateral for any margin loans or future lending agreements To earn staking rewards, we intend to delegate our SOL to third parties via Solana’s in-protocol delegation system while keeping the SOL held by third-party custodians. This means we deposit our SOL into a staking account, which is then delegated to a validator’s vote account. We stake to validators who are integrated into our qualified custodians’ platforms, allowing us to stake SOL to validators directly from our custody accounts. This also permits us to maintain the keys that can move our SOL are still controlled by the custodians we have engaged. See “Use of Custodians and Storage of Sol.” Of the validators integrated into our qualified custodians, our team is staking to those who, in our opinion, have demonstrated a track record of high performance, high yield generation, and attractive delegator economics. We use multiple validators to seek to maximize the return on our SOL treasury and to mitigate the risk of having only one or two validators for our treasury staking. All of our locked SOL is staked with BitGo, Inc.’s (“BitGo”) validator, which is one of our qualified custodians (see “Use of Custodians and Storage of SOL”). We mitigate concentration risk by ensuring that no validator has over 49% of our SOL holdings staked with them, with the caveat that should our total SOL holdings decrease our locked SOL staked with BitGo’s validator may go above this threshold, given that the locked SOL cannot be un-staked or moved until it is unlocked. Locked SOL unlocks are released to us on a monthly basis by BitGo based on a pre-determined release schedule. The agreements with our staking providers provide that we will pay a fee equal to between 0%-4% of the rewards generated by the SOL staked to such provider. The agreements direct the staking providers to include our SOL, once received, in their delegated staking pool, with the providers having no discretion as to the movement or re-hypothecation of our SOL. We maintain possession and control of the staked SOL at all times and can choose when to exit the staking amount. We have the ability to terminate the agreement with the staking providers at any time. There are no minimum staking amounts with any of the staking providers and no minimum promised durations to stake with the providers. We recently entered into an agreement with one staking provider to create a “STSS” branded white label validator. This provider is charging a 4% commission on staking rewards earned by the validator and charged on a per-epoch basis.

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How We Manage Liquidity

We acknowledge that during the deactivation period, staked SOL is not earning rewards and is not yet liquid. We factor this into our liquidity and risk management framework.

Our staking program involves a temporary loss of transferability of staked SOL during the “deactivation” or cooldown period. Under normal conditions, we expect to regain complete control over un-staked SOL within approximately 48 hours; however, network conditions could extend this period. To mitigate liquidity risk, we intend to maintain a portion of our treasury in un-staked SOL and cash to meet short-term obligations. Our use of SOL options may involve margin requirements or collateral posting, which could reduce available liquidity. Option premiums paid or received may also create volatility in our near-term cash flows. A certain portion of our holdings is comprised of SOL that is programmatically locked by the FTX estate. As such the release of such locked SOL is outside our control.

Use of Custodians and Storage of SOL

We solely utilize third-party qualified custodians to hold our SOL, other than the portion of our SOL held through a single non-qualified custodian, as set forth below. As of the date hereof, we utilize BitGo Trust Company, Inc., a South Dakota corporation (“BitGo”), Anchorage Digital Bank N.A. (“Anchorage”), FalconX Foxtrot Pte. Ltd. (“FalconX”) and Coinbase, Inc. (“Coinbase”), as the custodians of our digital assets, none of which hold over 40% of such assets. We do not self-custody our SOL. We use qualified custodians that utilize risk management and operational best practices related to hot vs. cold storage, access controls, custody technology and insurance, among other practices. We are in the process of onboarding with other qualified custodians to ensure that we mitigate our SOL treasury risk through the use of additional qualified custodians.

Our primary custodians generally maintain the majority of their custodied SOL holdings in cold storage (>95%), with hot wallets used only for limited operational purposes. Custodians employ SOC 2–audited security controls, geographic redundancy, multi-person approval processes, and conduct key-generation ceremonies in offline, secure facilities. Private keys are never exposed to networked devices. Custodians maintain insurance coverage with respect to the custodial accounts. Our custody agreements typically have terms of one to three years, may be terminated on 30 days’ notice, and include fees for storage and transactions. Our qualified custodians do not rehypothecate or otherwise use our SOL.

On August 19, 2025, our wholly-owned subsidiary, Sol Equity Limited, a Cayman Islands exempt company (“Sol Equity”) entered into a Custodial Services Agreement with BitGo (the “BitGo Agreement”) to hold our digital assets. The term of the BitGo Agreement is for one year with successive one-year renewals unless prior notice of non-renewal is given by either party. We pay BitGo a monthly digital asset storage fee based upon the market value of the assets in storage. The BitGo Agreement is terminable by either us or BitGo on thirty days’ notice as a result of a breach of the BitGo Agreement and may be suspended by BitGo if we violate the intended use of the account or due to a change in the applicable law, litigation or bankruptcy. The BitGo Agreement provides that BitGo shall obtain and maintain, at its sole expense, insurance coverage in such types and amounts as shall be commercially reasonable for the custodial services provided thereunder.

On August 19, 2025, Sol Equity entered into a Custody Agreement with FalconX (the “FalconX Agreement”) to hold our digital assets. The FalconX Agreement is terminable at will by either us or FalconX upon 90 days’ notice. We pay FalconX an annual custody fee based upon the market value of the assets in custody and a percentage of the staking rewards. The FalconX Agreement is terminable by FalconX if we violate the intended use of the account or are responsible for a material breach. The FalconX Agreement provides that FalconX’s compensation framework for the custodial assets is supported by insurance policies and that the insurance covers specific incidents, claims and process in accordance with the insurer’s terms.

On August 21, 2025, Sol Equity entered into a Master Custody Services Agreement with Anchorage (the “Anchorage Agreement”) to hold our digital assets. The term of the Anchorage Agreement is for one year with a one-year renewal. We pay Anchorage a monthly custody fee based upon the market value of the assets in custody. The Anchorage Agreement is silent with respect to insurance coverage of the custodial assets.

On September 24, 2025, Sol Equity entered into a Prime Broker Agreement with Coinbase (the “Coinbase Agreement”). The Coinbase Agreement is terminable at will by either us or Coinbase upon 30 days’ notice. We pay Coinbase a fixed rate commission, inclusive of Coinbase’s commission for each executed order Coinbase may terminate, restrict or suspended upon an event of default by us. Coinbase may also close the Company’s account if it has been inactive for more than one year. The Coinbase Agreement provides that Coinbase shall obtain and maintain, at its sole expense, insurance coverage in such types and amounts as shall be commercially reasonable for the custodial services provided thereunder. As these custodial agreements do not set forth the specific amounts of insurance coverage, some of our digital assets may not be subject to coverage if any of the custodian’s coverage is too low. See “If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our SOL, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our SOL and our financial condition and results of operations could be materially adversely affected.”

Use of DeFi Protocols

We may from time to time interact with decentralized finance (“DeFi”) protocols, either directly or indirectly through staking, validator operations, custody arrangements, or liquidity management activities. DeFi protocols generally rely on open-source smart contracts deployed on public blockchains, including SOL. While these smart contracts are intended to operate automatically according to their code, they may contain coding errors, vulnerabilities, or design flaws that can be exploited.

SOL - The Token of the Solana Blockchain

SOL is the native token of the Solana blockchain. SOL was created with an initial supply of 500 million SOL, though much of the initial supply was locked or earmarked for various use cases including the community, the foundation and investors. New SOL are brought into existence primarily through inflationary rewards distributed to validators and delegators. The SOL staking yield is made up of three primary components: inflationary rewards, transaction/priority fees, and maximal extractable value. Inflationary rewards started out at 8.0%, and are currently 4.3%, and will fall 15% every epoch-year until they reach a long-term floor of 1.5%. Unlock schedules applicable to these allocations may periodically increase circulating supply, creating potential selling pressure and adversely affecting the price of SOL. Historically, 50% of all transaction fees were burned (with the other 50% going to the validator), but now all transaction fees go to the validator after the passage and adoption of the Solana Improvement Document 96.

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How SOL is Used

SOL is used as part of Solana’s proof-of-stake consensus mechanism. In general, proof-of-stake blockchains have block producers called validators that run nodes, bond or stake the protocol’s native token, propose blocks when chosen to do so, and validate/sign the transactions and blocks of others when not. Validators are chosen to produce a block in proportion to their stake, which makes it extremely costly for bad actors to attempt to control the network and add invalid transactions to the blockchain. Validators receive staking rewards for the work they perform, which further incentivizes validators to behave properly, as they would otherwise miss out on such rewards. Other proof-of-stake networks often “slash” some or all of a validator’s stake if it intentionally or unintentionally performs its duties poorly, for example, by double-signing a transaction, though Solana has not implemented slashing at this time. In addition to its use within consensus, SOL is also a “gas token”, meaning that users of the Solana blockchain pay SOL to validators (and delegators) as compensation for processing their transactions.

We see three particularly notable items giving Solana a technical advantage compared to many smart contract blockchain peers. Solana’s proof-of-history gives validators a notion of time and allows them to produce blocks without requiring the network to first agree upon the current block, resulting in speed advantages. Further, unlike peer blockchains that often use single-threaded virtual machines, Solana enables parallel transaction execution to increase throughput and take advantage of future hardware improvements resulting from increased CPU core counts. In addition, Solana is optimized for speed and security, and is naturally growing into decentralization as hardware and bandwidth costs fall over time, positioning it well along the Blockchain Trilemma.

While Solana Labs and the Solana Foundation have played important roles in the development of the Solana ecosystem, no single entity owns or controls the Solana network. However, concentration of influence in these entities, particularly in early-stage protocol governance, presents risks that investors should consider.

The Solana Ecosystem

Solana’s performance and technical capabilities enable many use cases from DeFi to decentralized physical infrastructure networks, AI agents, social media, gaming, stablecoins, real-world assets, among others. We believe Solana is advantaged by best-in-class technology and strong network effects that have attracted a large, growing, and vibrant ecosystem of users, developers, and decentralized applications.

Regulations

Depending on the regulatory characterization of Solana, the markets for cryptocurrency in general, and our activities in particular, our business and our Solana acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our SOL strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The Commodities Futures Trading Commission (the “CFTC”) takes the position that some digital assets fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

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In addition, because transactions in SOL provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of SOL and SOL platforms, and there is the possibility that law enforcement agencies could close SOL platforms or other SOL-related infrastructure with little or no notice and prevent users from accessing or retrieving SOL held via such platforms or infrastructure.

As noted above, activities involving SOL and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. The laws and regulations applicable to SOL and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the Internal Revenue Service and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Controlled Equity Offering

On September 2, 2025, we entered into a Controlled Equity Offering Sales Agreement (the “Sales Agreement”) with each of Cantor Fitzgerald & Co. (“Cantor”) and Aegis Capital Corp. (“Aegis”) (each, an “Agent” and together, the “Agents”), pursuant to which we, from time to time, at its option may offer and sell shares (the “ATM Shares”) of its Common Stock, to or through Cantor, acting as principal and/or the sole designated sales agent having an aggregate sales price of up to $236,605,575 (the “ATM Offering”). Subject to the terms and conditions of the Sales Agreement, Cantor will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the ATM Shares from time to time, based upon our instructions. We have provided the Agents with customary indemnification and contribution rights in favor of the Agents, and the Agents will be entitled to a commission of 3.0% of the gross proceeds from each sale of the ATM Shares pursuant to the Sales Agreement. Sales of the ATM Shares, if any, under the Agreement may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act or by any other method permitted by law. We have no obligation to sell any of the ATM Shares and may at any time suspend offers under the Sales Agreement or terminate the Sales Agreement.

The Common Stock to be sold under the Sales Agreement, if any, will be issued and sold pursuant to our shelf registration statement on Form S-3 (File No. 333-274146), which was filed with the SEC on August 22, 2023, as amended on August 29, 2023 and declared effective by the SEC on September 5, 2023 and a registration statement on Form S-3 (File No. 333-289980) filed pursuant to Rule 462(b) under the Securities Act for the purpose of registering additional securities available to be sold under the registration statement on Form S-3 (File No. 333-274146) (collectively, the “Registration Statement”), including a base prospectus as part of the Registration Statement, and a prospectus supplement dated September 2, 2025 relating to the offer and sale of the ATM Shares pursuant to the Sales Agreement.

Share Repurchase Program

On October 2, 2025, our Board approved a share repurchase program (the “2025 Repurchase Program”) providing for the repurchase of up to $100,000,000 of our outstanding shares of common stock. The 2025 Repurchase Program enables us to repurchase our shares in the open market and in negotiated transactions. The Repurchase Program does not obligate us to repurchase shares of Common stock and the specific timing and amount of repurchases will vary based on available capital resources and other financial and operational performance metrics, market conditions, securities law limitations, and other factors. In connection with the 2025 Repurchase Program, on October 6, 2025, we entered into an Open Market Share Repurchase Agreement (the “Repurchase Agreement”) with Cantor Fitzgerald & Co. (the “Broker”) whereby the Broker has agreed to act as a non-exclusive agent on behalf of us to repurchase shares of Common Stock in the open market pursuant to Rule 10b-18 of the Securities Exchange Act of 1934. The Repurchase Agreement will continue in effect until terminated by either us or the Broker, with or without cause, upon written notice to the other party. We will pay Broker a commission at a rate of $0.02 for each share of Common Stock repurchased pursuant to the Repurchase Agreement.

Corporate Information

We were incorporated in the State of Wyoming on December 16, 2017. On March 22, 2022, we reincorporated as a Nevada corporation. Our principal business address is 105 Maxess Road, Melville, New York 11747. We maintain our corporate website at sharpstechnology.com. The reference to our website is an inactive textual reference only. We make available free of charge on or through our website certain documents, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file with or otherwise furnish it to the SEC. Information on or accessed through our website or the SEC’s website is not incorporated into this Offering Circular.

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THE OFFERING

Shares of Common Stock Offered:	25,842,514 shares of Common Stock.
Cash Pre-Funded Warrants Offered:

13,650,001 shares of Common Stock underlying the Cash Pre-Funded Warrants, with each exercisable for one share of Common Stock at an exercise price of $0.0001 per share. The Cash Pre-Funded Warrants are exercisable immediately upon issuance or otherwise in accordance with the terms of the Cash Pre-Funded Warrant and may be exercised at any time until all of the Cash Pre-Funded Warrants are exercised in full. This offering also relates to the Cash Pre-Funded Warrant Shares to be issued upon exercise of the Cash Pre- Funded Warrants.

Cryptocurrency Pre-Funded Warrants Offered:

23,721,157 shares of Common Stock underlying the Cryptocurrency Pre-Funded Warrants, with each exercisable for one share of Common Stock at an exercise price of $0.0001 per share. The Cryptocurrency Pre-Funded Warrants are exercisable immediately upon issuance in whole or in part, at any time and from time to time from October 14, 2025. This offering also relates to the Cryptocurrency Pre-Funded Warrant Shares to be issued upon exercise of the Cryptocurrency Pre- Funded Warrants.

Strategic Advisor Warrants Offered:

6,013,675 shares of Common Stock underlying the Strategic Advisor Warrants, each exercisable at $0.0001 per share of Common Stock. The Strategic Advisor Warrants are exercisable immediately after stockholder approval of the Strategic Advisory Warrants, in whole or in part, at any time and from time to time, for a period of seven (7) years from October 14, 2025. This offering also relates to the Strategic Advisor Warrant Shares to be issued upon exercise of the Strategic Advisor Warrants.

Cash Stapled Warrants Offered:

39,338,650 shares of Common Stock underlying the Cash Stapled Warrants, each exercisable for one share of Common Stock at an exercise price of $9.75 per share. The Cash Stapled Warrants are exercisable immediately upon issuance in whole or in part, at any time and from time to time, for a period of thirty six (36) months from the date of issuance. This offering also relates to the Cash Stapled Warrant Shares to be issued upon exercise of the Cash Stapled Warrants.

Cryptocurrency Stapled Warrants Offered:

23,875,022 shares of Common Stock underlying the Cryptocurrency Stapled Warrants, each exercisable for one share of Common Stock at an exercise price of $9.75 per share. The Cryptocurrency Stapled Warrants are exercisable immediately upon issuance in whole or in part, at any time and from time to time, for a period of thirty six (36) months from October 14, 2025. This offering also relates to the Cryptocurrency Stapled Warrant Shares to be issued upon exercise of the Cryptocurrency Stapled Warrants.

Common Stock Outstanding Before this Offering:	28,995,402 shares of Common Stock.
Common Stock Outstanding Immediately After this Offering:	161,436,421 shares of Common Stock, assuming the exercise of all of the Pre-Funded Warrants, Strategic Advisor Warrants, and Stapled Warrants.
Use of Proceeds:

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. We will, however, receive up to approximately $616,337,640 in gross proceeds if the Warrants are exercised in full. If we receive proceeds from the exercise of the Warrants, we intend to use such proceeds for other general corporate purposes described in the “Use of Proceeds” section of this prospectus.

Risk Factors:

You should carefully read the “Risk Factors” section of this prospectus and other information included and incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Securities.

Nasdaq Symbol for Our Common Stock:	STSS

Unless otherwise indicated, the number of shares of Common Stock to be outstanding after this offering is based on 28,995,402 shares of Common Stock outstanding as of December 15, 2025 and assumes full exercise of the Warrants being offered in this offering.

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RISK FACTORS

Investing in our securities is speculative and involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors included in our 2024 Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and those that may be included in the prospectus, together with any applicable prospectus supplements and any related free writing prospectuses, as well as any documents incorporated by reference in this prospectus or such prospectus supplements. You should also carefully consider other information contained or incorporated by reference in this prospectus or any applicable prospectus supplements, including our financial statements and the related notes thereto incorporated by reference in this prospectus. The risks and uncertainties described in any applicable prospectus supplements and our other filings with the SEC incorporated by reference in this prospectus and such prospectus supplements are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial could also adversely affect us. If any of the risks we describe occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose some or all of your investment. Please also carefully consider the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Ownership of Our Common Stock

The price of our Common Stock has been and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Common Stock.

Our stock price has been and is likely to continue to be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. With the adoption of our new SOL Treasury Policy, we expect to see additional volatility.

As a result of this volatility, you may not be able to sell your Common Stock. The market price for our Common Stock may be influenced by many factors, including:

●	our SOL Treasury Policy;

●	the success of competitive products, services or technologies;

●	regulatory or legal developments in the United States and other countries;

●	the recruitment or departure of key personnel;

●	actual or anticipated changes in estimates to financial results, development timelines or recommendations by securities analysts;

●	variations in our financial results or those of companies that are perceived to be similar to us; and

●	general economic, industry and market conditions.

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Our financial results and the market price of our Common Stock may be affected by the prices of SOL.

As part of our capital allocation strategy for assets that are not required to provide working capital for our ongoing operations, we have invested and will continue to invest in SOL. As of the date of this prospectus, we hold over 2,000,000 SOL, including staking rewards. The price of SOL has historically been subject to dramatic price fluctuations and is highly volatile. Moreover, digital assets, such as SOL, are relatively novel and the application of securities laws and other regulations to such assets is unclear in many respects. It is possible that regulators may interpret laws in a manner that adversely affects the liquidity or value of SOL. In addition, because our Treasury Policy is currently primarily concentrated in SOL, adverse developments specific to Solana, including protocol-level failures, governance decisions, validator network instability, or ecosystem contraction, could disproportionately impact our financial condition.

Any decrease in the fair value of SOL below our carrying value for such assets could require us to incur a loss due to the decrease in fair market value, and such charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings. Any decrease in reported earnings or increased volatility of such earnings could have a material adverse effect on the market price of our Common Stock. In addition, the application of generally accepted accounting principles in the United States, with respect to SOL, may change in the future and could have a material adverse effect on our financial results and the market price of our Common Stock.

In addition, if investors view the value of our Common Stock as dependent upon or linked to the value or change in the value of our SOL holdings, the price of SOL may significantly influence the market price of our Common Stock.

If securities analysts do not publish research or reports about our business or if they publish negative, or inaccurate, evaluations of our Common Stock, the price of our stock and trading volume could decline.

The trading market for our Common Stock may be impacted, in part, by the research and reports that securities or industry analysts publish about us or our business, including our SOL Treasury Policy. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our Common Stock or change their opinion of our Common Stock, our share price may decline. In addition, if one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Risks Related to Our Digital Asset Trading Strategy and Cryptocurrencies

The further development and acceptance of Solana and other cryptocurrency networks, which represent a relatively new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of Solana and other cryptocurrency networks may adversely affect an investment in us.

Cryptocurrency networks and chains are a new and rapidly evolving industry of which Solana is a prominent, but not unique, part. The growth of Solana and the cryptocurrency industry is subject to a high degree of uncertainty. The factors affecting the further development of Solana and the cryptocurrency industry include:

●	continued worldwide growth in the adoption and use of SOL and other cryptocurrencies, including those competitive with SOL;
●	government and quasi-government regulation of SOL and other cryptocurrencies and their use, or restrictions on or regulation of access to and operation of Solana or similar cryptocurrency systems;

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●	the maintenance and development of the open-source software protocol of Solana;
●	changes in consumer demographics and public tastes and preferences;
●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; and
●	general economic conditions and the regulatory environment relating to cryptocurrencies and cryptocurrency service providers.

A decline in the popularity or acceptance of Solana and other cryptocurrency networks may harm the price of our Common Stock. There is no assurance that Solana or the service providers necessary to accommodate it will continue to exist or grow. Furthermore, there is no assurance that the availability of and access to cryptocurrency service providers will not be negatively affected by government regulation or supply and demand of Solana.

The digital asset trading platforms on which cryptocurrency trades are relatively new and largely unregulated or may not be complying with existing regulations.

The digital asset trading platforms through which SOL and other cryptocurrencies trade are new and largely unregulated or may not be complying with existing regulations. These markets are local, national and international and include a broadening range of cryptocurrencies and participants. Significant trading may occur on systems and platforms with minimum predictability. Spot markets may impose daily, weekly, monthly or customer-specific transaction or withdrawal limits or suspend withdrawals entirely, rendering the exchange of SOL for fiat currency difficult or impossible. Participation in spot markets requires users to take on credit risk by transferring SOL from a personal account to a third-party’s account.

Digital asset trading platforms do not appear to be subject to, or may not comply with, regulation in a manner similar to other regulated trading platforms, such as national securities exchanges or designated contract markets. Many digital asset trading platforms are unlicensed, are unregulated, operate without extensive supervision by governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions. Digital asset trading platforms may be out of compliance with existing regulations.

Tools to detect and deter fraudulent or manipulative trading activities (such as market manipulation, front-running of trades, and wash-trading) may not be available to or employed by digital asset trading platforms or may not exist at all. As a result, the marketplace may lose confidence in, or may experience problems relating to, these venues and the digital assets that trade on these venues.

No digital asset trading platform on which cryptocurrency trades is immune from these risks. The closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in cryptocurrency and can slow down the mass adoption of it. Further, digital asset trading platform failures can have an adverse effect on cryptocurrency markets and the price of cryptocurrency and could therefore have a negative impact on the performance of the Common Stock.

Negative perception, a lack of stability in the digital asset trading platforms, manipulation of cryptocurrency trading platforms by customers and/or the closure or temporary shutdown of such trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in cryptocurrency generally and result in greater volatility in the market price of SOL and other cryptocurrency and the Common Stock. Furthermore, the closure or temporary shutdown of a cryptocurrency trading platform may impact our ability to determine the value of our cryptocurrency holdings.

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We have recently adopted a digital asset treasury strategy with a focus on SOL, and we may be unable to successfully implement this new strategy.

We have recently adopted our Treasury Policy primarily dedicated to SOL, including potential investments in SOL, including through staking and other decentralized finance activities. There is no assurance that we will be able to successfully implement this new strategy or operate SOL-related activities at the scale or profitability currently anticipated. Solana operates with a proof-of-stake consensus mechanism, which differs significantly from Bitcoin’s Proof-of-Work mining mechanism. This strategic shift requires specialized employee skillsets and operational, technical and compliance infrastructure to support SOL and related staking activities. This also requires that we implement different security protocols and treasury management practices. Further, there is ongoing scrutiny and limited formal guidance from regulatory agencies, including Nasdaq and the SEC, with respect to the treatment of public company cryptocurrency strategies. There is no assurance that we will be able to execute this strategy by building out the needed infrastructure within the timeframe that we currently anticipate. Errors by key management could result in significant loss of funds and reduced rewards. As a result, our shift towards SOL could have a material adverse effect on our business and financial condition.

Our shift towards a SOL-focused strategy requires substantial changes in our day-to-day operations and exposes us to significant operational risks.

Our shift towards a SOL-focused strategy, including staking and other decentralized finance activities, exposes us to significant operational risks. SOL’s proof-of-stake consensus mechanism requires that we operate validator nodes, employ secure key management and implement slashing protection. It also requires that we maintain constant uptime to ensure that we are eligible for staking rewards and to avoid penalties. In addition, the SOL ecosystem rapidly evolves, with frequent upgrades and protocol changes that may require significant adjustments to our operational setup. The upgrades and protocol changes may require that we incur unanticipated costs and could cause temporary service disruptions. We may also need to employ third-party service providers in our operations, which may introduce risks outside of our control, including significant cybersecurity risks. Any of these operational risks could materially and adversely affect our ability to execute our SOL strategy, prevent us from realizing positive returns and severely hurt our financial condition.

Our concentration in a single digital asset exposes us to unique liquidity risks that may prevent us from converting SOL into fiat currency or other assets when desired, particularly during periods of market stress.

Liquidity in digital asset markets can quickly deteriorate in response to negative news, regulatory scrutiny, or systemic events affecting exchanges or stablecoins. In the event of a market-wide liquidity crunch, we may be unable to sell, stake, or otherwise monetize our SOL holdings at prevailing quoted prices—or at all—without significantly affecting the market price of SOL. Limited liquidity may also impair our ability to fund working-capital needs, repay indebtedness, or pursue acquisition opportunities, any of which could have a material adverse effect on our business, financial condition, and prospects.

A disruption of the Internet may affect the operation of the cryptocurrency networks, which may adversely affect the cryptocurrency industry and an investment in us.

Cryptocurrency networks rely on the Internet. A significant disruption of Internet connectivity could disrupt cryptocurrency networks’ functionality until such disruption is resolved. A disruption in the Internet could adversely affect an investment in us. In particular, some variants of cryptocurrencies have experienced a number of denial-of-service attacks, which have led to temporary delays in block creation and cryptocurrency transfers.

Cryptocurrencies are also susceptible to border gateway protocol hijacking (“BGP hijacking”). Such an attack can be a very effective way for an attacker to intercept traffic en route to a legitimate destination. BGP hijacking impacts the way different nodes are connected to one another to isolate portions of them from the remainder of the network, which could lead to a risk of the network allowing double-spending and other security issues. If BGP hijacking occurs on any cryptocurrency network, participants may lose faith in the security of cryptocurrency, which could affect cryptocurrency’s value and consequently the value of the Common Stock.

Any Internet failures or Internet connectivity-related attacks that impact the ability to transfer cryptocurrency could have a material adverse effect on the price of cryptocurrency and the value of an investment in us.

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Blockchain technologies are based on theoretical conjectures as to the impossibility of solving certain cryptographical puzzles quickly. These premises may be incorrect or may become incorrect due to technological advances.

Blockchain technologies are premised on theoretical conjectures as to the impossibility, in practice, of solving certain mathematical problems quickly. Those conjectures remain unproven, however, and mathematical or technological advances could conceivably prove them to be incorrect. Blockchain technology companies may also be negatively affected by cryptography or other technological or mathematical advances, such as the development of quantum computers with significantly more power than computers presently available, that undermine or vitiate the cryptographic consensus mechanism underpinning the Solana network and other distributed ledger protocols. If either of these events were to happen, markets that rely on blockchain technologies could quickly collapse, and an investment in our Common Stock may be adversely affected.

Technical shortcomings or defects in the Solana network, including changes to its validator structure, governance model, or core software, could diminish the utility and value of SOL and harm our business.

The Solana network is a public, open-source blockchain protocol that is not under our control. Its ongoing viability depends on the continued consensus and cooperation of independent developers, validators, node operators, and other ecosystem participants. If the Solana network experiences a successful cyber-attack, a material software bug, a “hard fork” that fragments the network, or a prolonged outage, market confidence in SOL could be severely undermined. Similarly, decisions by influential validators to adopt protocol changes, modify transaction-fee structures, or alter burn practices or network governance could adversely affect SOL’s economics and, therefore, the value of our holdings.

If validators exit the Solana network, it could increase the likelihood of a malicious actor obtaining control.

Validators exiting the network could make Solana more vulnerable to a malicious actor obtaining control of a large percentage of staked SOL, which might enable them to manipulate the Solana network by censoring or manipulating specific transactions. If the Solana network suffers such an attack, the price of SOL could be negatively affected, and a loss of confidence in the Solana network could result. Any reduction in confidence in the transaction confirmation process or staking power of the Solana network may adversely affect an investment in the Common Stock.

We face risks relating to the potential compromise of the Solana network and other cryptocurrencies’ network security by emerging technologies, including artificial intelligence and quantum computing, which may materially and adversely impact our operations and financial condition.

The security and integrity of Solana and other cryptocurrencies’ network are fundamentally dependent on the robustness of its cryptographic algorithms. SOL and other cryptocurrencies’ protocol rely heavily on public key cryptography and hashing algorithms to secure transactions, safeguard private keys, and prevent double-spending. Advances in emerging technologies, particularly artificial intelligence (“AI”) and quantum computing may pose significant risks to Solana and other cryptocurrencies’ network’s security and operational stability.

Quantum computing, in particular, presents a long-term threat to the cryptographic assumptions underpinning SOL and other cryptocurrencies. Should quantum computing achieve sufficient maturity, it could undermine the effectiveness of the cryptographic algorithms used to secure the blockchain, such as elliptic curve digital signature algorithms (ECDSA). A sufficiently powerful quantum computer could potentially reverse-engineer private keys from public addresses or compromise the blockchain’s consensus mechanism, leading to the theft of digital assets, double-spending, and other forms of fraud. Although current quantum computing capabilities are not yet at this level, advancements in quantum technologies could materialize more rapidly than anticipated, creating significant systemic risks for the Solana network.

AI may also pose indirect security risks. AI-driven cyberattacks, including advanced phishing schemes, autonomous malware, and intelligent blockchain analysis tools, could increase the sophistication and success rate of attacks targeting SOL and other cryptocurrencies’ users, exchanges, custodians, and node operators. The use of AI to exploit vulnerabilities in software, mining hardware, or network protocols could threaten the stability and reliability of Solana and other cryptocurrencies’ ecosystems.

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There can be no assurance that SOL and other cryptocurrencies’ current cryptographic safeguards will be sufficient to protect against future technological advances. While research and development efforts are ongoing to develop quantum-resistant cryptographic protocols, the Solana and other cryptocurrencies’ networks may face challenges in adopting such technologies at scale, particularly given their decentralized governance structure. Any successful attack or perceived vulnerability arising from AI or quantum computing could materially and adversely affect the price, liquidity, and adoption of SOL and other cryptocurrencies and could negatively impact our business, financial condition and results of operations.

The trading prices of many digital assets, including SOL, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility in the future, including further declines in the trading prices of SOL, could have a material adverse effect on the value of the Common Stock.

The trading prices of many digital assets, including SOL, have experienced extreme volatility in recent periods and may continue to do so, including as a result of shifts in market sentiment, speculative trading, macroeconomic trends, technology-related disruptions, and regulatory announcements. Digital asset trading markets, including the Solana network, are relatively new, largely unregulated, and, at times, subject to limited liquidity. As a result, trading activity on or reported by these digital asset trading platforms, including SOL, is generally significantly less regulated than trading in regulated U.S. securities and commodities markets and may reflect behavior that would be prohibited in regulated U.S. trading venues. Furthermore, many digital asset trading platforms lack certain safeguards put in place by more traditional exchanges to enhance the stability of trading on the platform. The digital asset markets may also be experiencing a bubble or may experience a bubble in the future, which may undermine confidence and affect liquidity of the digital asset markets. A rapid decrease in the price of SOL—whether as a result of negative perception, a lack of stability in the digital asset trading platforms, market manipulation of cryptocurrency trading platforms by customers, a cyber-security incident, regulatory action, or other factors—could materially reduce the value of any SOL we hold, force us to recognize impairment charges, trigger defaults or covenant breaches in any future financing arrangements, and could have a material adverse effect on the value of our Common Stock that may result in the loss of all or substantially all of its value.

Our management may invest or otherwise use the proceeds of any offering by us in ways with which you may not agree with or in ways that may not yield a return.

Our management will have broad discretion in the application of the net proceeds from any offering by us and could use the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could cause the price of our Common Stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. SOL does not pay interest, but staking rewards can be earned on SOL.

If we lose key personnel, including our Chief Investment Officer, Consultant and Strategic Advisor, or if we fail to recruit additional highly skilled personnel, our ability to operate and manage our digital asset treasury strategy will be impaired.

Our ability to operate and manage our digital asset treasury strategy depends upon our ability to attract and retain highly qualified personnel, including our Chief Investment Officer and members of our executive team, and other key personnel, including the Consultant and Strategic Advisor. The loss of the services of any of our executive officers, key employees, and the Consultant and Strategic Advisor, and our inability to find suitable replacements, could result in significant disruption in our operations and management of our digital assets.

Despite our efforts to retain valuable members of our management, employees and consultants, such key personnel may terminate their employment with us on short notice. Although we have agreements with our key employees and consultants, these agreements provide for at-will employment, which means that any of our employees or consultants could leave our employment at any time, with or without notice. We do not maintain “key man” insurance policies on any of our employees or consultants.

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Conflicts of interest may arise with our Consultant and Strategic Advisor that may adversely affect our operations.

Sol Edge Limited, our Consultant, and Sol Markets, our Strategic Advisor, are each a related party and both wholly-owned and controlled by James Zhang, the brother of Alice Zhang, our Chief Investment Officer and director. Ms. Zhang’s husband Jason Hu is a senior member of the team at the Consultant that manages our digital assets. Additionally, each of Executive Chairman, the Chief Investment Officer, and the Chief Financial Officer, will sit on our Treasury Oversight Committee. The Treasury Oversight Committee has direct oversight over the Consultant and Strategic Advisor. The Consultant and Strategic Advisor will each have a material influence on the operation and management of our digital asset treasury strategy by providing consulting and related services to us with respect to our Treasury Policy and strategic advice and guidance relating to our business, operations, growth initiatives and industry trends in the crypto technology sector, respectively.

We may not negotiate or enforce contractual terms as aggressively with our Consultant and our Strategic Advisor as we might with an unrelated party, and the commercial terms of our agreements may be less favorable than we might obtain in negotiations with third parties. If our business dealings with our Consultant and our Strategic Advisor are not as favorable to us as arms-length transactions, our results of operations may be harmed.

Furthermore, our Strategic Advisor has received warrants to purchase shares of our Common Stock. This equity interest may also create actual or potential conflicts of interest, as their decisions could be influenced by their ownership interests rather than solely by the best interests of us or our stockholders. There is no assurance that such conflicts will be resolved in our favor, and any failure to manage these conflicts could adversely affect our business, financial condition, and reputation.

If we are unable to raise additional capital on acceptable terms, our ability to implement and sustain our Treasury Policy may be compromised.

Our strategy contemplates the discretionary purchase of SOL and related yield-generating instruments. The capital required to acquire, stake, and actively manage SOL may exceed our existing cash resources and cash flows from operations. Market conditions, our share price performance, the volatility of digital assets, and regulatory uncertainties could impair our ability to access debt or equity capital on terms acceptable to us, or at all. Failure to obtain necessary financing could force us to curtail or abandon our digital asset strategy, which could materially harm our growth prospects and the value of our securities.

Our SOL holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, crypto markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our SOL at favorable prices or at all. Further, SOL we hold with our custodians and transact with our trade execution partners does not enjoy the same protections that are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Although our qualified custodians segregate our assets and do not rehypothecate client holdings, SOL maintained at non-qualified venues may be subject to rehypothecation or counterparty credit risk. The failure of such venues could result in partial or total loss of assets held there. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered SOL or otherwise generate funds using our SOL holdings, including in particular during times of market instability or when the price of SOL has declined significantly. In addition, a certain portion of our SOL are under a programmatic lockup from the FTX estate, and we may continue to acquire locked SOL at a discount to market prices of unlocked SOL in order to generate value for stockholders. These locked SOL are significantly less liquid than cash and our unlocked SOL holdings. If we are unable to sell our locked or unlocked SOL, enter into additional capital raising transactions using locked or unlocked SOL as collateral, or otherwise generate funds using our locked or unlocked SOL holdings, or if we are forced to sell our locked or unlocked SOL at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

Our Staking Program involves a temporary loss of Transferability of Staked SOL during the “deactivation” or Cooldown Period.

We acknowledge that during the deactivation period, as described below, staked SOL is not earning rewards and is not yet liquid. The “deactivation” or cooldown period is a period when we chose to stop staking our SOL and during such period there is a loss of transferability of staked SOL. Under normal conditions, we expect to regain complete control over un-staked SOL within approximately 48 hours; however, network conditions could extend this period. As such, we are unable to adjust to market conditions, including being able to sell such SOL during such period. To mitigate liquidity risk, we intend to maintain a portion of our treasury in un-staked SOL and cash to meet short-term obligations.

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We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As SOL and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of SOL. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of SOL or the ability of individuals or institutions such as us to own or transfer SOL.

If SOL is determined to constitute a security for purposes of federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of SOL and in turn adversely affect the market price of our Common Stock. Moreover, the risks of us engaging in our SOL Treasury Policy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Future regulatory developments regarding the treatment of digital assets, staking rewards, or digital asset treasury strategies for U.S. federal, state, or international tax purposes could materially affect the way we account for, recognize, and report our SOL holdings and related income.

Regulatory change reclassifying SOL as a security could lead to our falling within the definition of “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”), and could adversely affect the market price of SOL and the market price of our Common Stock.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this prospectus.

While the SEC has not stated a view as to whether SOL is or is not a “security” for purposes of federal securities laws, a determination by the SEC or a court of competent jurisdiction that SOL is a security could lead to our meeting the definition of “investment company” under the 1940 Act, if the portion of our assets that consists of investments in SOL exceeds the 40% limit prescribed in the 1940 Act, which would subject us to significant additional regulatory requirements that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.

We monitor our assets and income in order to conduct our business activities in a manner such that we do not fall within the definition of “investment company” under the 1940 Act or would qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC rules. If SOL is determined to be a security for purposes of federal securities laws, we would take steps to reduce our holdings of SOL as a percentage of our total assets. These steps may include, among others, selling SOL that we might otherwise hold for the long term and deploying our cash in assets that are not considered to be investment securities under the 1940 Act, in which case we may be forced to sell our SOL at unattractive prices. We may also seek to acquire additional assets that are not considered to be investment securities under the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid meeting the definition of “investment company” under the 1940 Act and becoming subject to its requirements. If SOL is determined to constitute a security for purposes of federal securities laws, and if we are not able to come within an available exemption or exclusion under the 1940 Act, then we would have to register as an investment company and require us to change the manner in which we conduct our business. In addition, such a determination could adversely affect the market price of SOL and in turn adversely affect the market price of our Common Stock.

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We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our Treasury Reserve Policy or our SOL strategy, our use of leverage, the manner in which our SOL is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our Treasury Reserve Policy would require the approval of our Board, no stockholder or regulatory approval would be necessary. Consequently, our Board has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our SOL holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding SOL. See “Use of Proceeds.”

We rely on third-party custodians, trading platforms, and other counterparties to acquire, secure, stake, and dispose of SOL. Any failure or malfeasance by these counterparties could result in total or partial loss of our digital assets.

Our ability to implement our Treasury Policy depends on the performance, solvency, and information-technology infrastructure of third-party exchanges, custodians, blockchain validators, and decentralized finance protocols. These counterparties may experience cyber-attacks, internal control failures, fraud, insolvency, or regulatory enforcement that could freeze, delay, or permanently impair access to our SOL holdings or the yield we expect to generate from staking or other on-chain activities. In addition, concentrated holdings of SOL by a limited number of counterparties heighten our exposure to counterparty and systemic risk. Any loss or inaccessibility of SOL held on our behalf could have a material adverse effect on our financial condition and results of operations.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our SOL, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our SOL and our financial condition and results of operations could be materially adversely affected.

Substantially all of the SOL we own is held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our SOL. SOL and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Solana ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

●	a partial or total loss of our SOL in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our SOL;

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●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Solana ecosystem or in the use of the Solana network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Solana, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Solana industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

Our custodians currently maintain insurance coverage over the digital assets that they are custodying, including our digital asset holdings, however those insurance coverages may not cover losses arising from cyberattacks, operational failures, or insolvencies at custodians or execution venues or may not have enough coverage to cover the amount of our digital assets held by them. We do not independently maintain our own insurance coverage over our digital asset holdings.

Our Treasury Policy also contemplates the use of DeFi protocols which exposes us to unique risks, including:

●	Vulnerabilities or flaws in a smart contract could allow attackers to drain assets, prevent us from accessing our holdings, or manipulate protocol operations. Once deployed, smart contracts are difficult to amend, and in many cases cannot be modified at all without widespread validator or governance consensus.

●	DeFi protocols, wallets, and bridges have been frequent targets of sophisticated cyberattacks, including flash-loan attacks, cross-chain bridge exploits, and private key compromises. Losses from such incidents are often immediate, irreversible, and may not be covered by insurance or contractual recourse.

●	The legal and regulatory treatment of DeFi remains highly uncertain. Regulators could impose restrictions or obligations on participants or on protocols themselves, which could adversely affect our ability to use such platforms or the value of assets held in them.

●	DeFi protocols are governed by decentralized communities through on-chain voting mechanisms, which may be subject to capture by a small number of participants. Protocol governance decisions could adversely affect our ability to use or recover assets. Additionally, protocols may change rules, fees, or parameters without advance notice.

If we or our counterparties suffer losses as a result of DeFi protocol failures, hacks, or exploits, we may be unable to recover some or all of our assets. Such an event could materially and adversely affect our business, financial condition, and the market price of our Common Stock.

As of the date of this prospectus we have not engaged a significant portion of our assets with DeFi protocols yet.

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We face other risks related to our SOL treasury reserve business model.

Our SOL treasury reserve business model exposes us to various risks, including the following:

●	SOL and other digital assets are subject to significant legal, commercial, regulatory, and technical uncertainty, and our SOL strategy subjects us to enhanced regulatory oversight;

●	regulatory changes could impact our ability to stake on validators or receive rewards;

●	regulatory scrutiny of our activities may increase, potentially limiting our operations;

●	potential litigation risks exist related to smart contract vulnerabilities, or our business activities;

●	uncertainty around SOL’s regulatory status may impact our ability to list on certain exchanges;

●	changes in political administration may not guarantee a favorable regulatory environment for SOL;

●	future SEC actions or court decisions could retroactively classify SOL as a security, potentially leading to penalties or forced unwinding of transactions;

●	increased regulatory focus on Layer-1 blockchains beyond Bitcoin and Ethereum could result in new compliance requirements;

●	our use of call and put options on SOL exposes us to derivative-specific risks, including potential leverage effects, counterparty default risk, valuation and liquidity challenges, and the possibility that option strategies may not effectively hedge downside risk or may limit upside participation;

●	our SOL staking rewards depend on validator selection and performance; poor validator performance could reduce rewards;

●	concentration of influence by the Solana Foundation or Solana Labs could impact protocol governance in ways that are adverse to us; and

●	market instability or liquidity freezes could prevent us from liquidating SOL or using it as collateral when needed.

Risks Related to Our Use of Derivatives on SOL

We utilize call options and put options on SOL as part of our treasury reserve strategy. These derivatives are intended to (i) hedge downside exposure to SOL price volatility and (ii) accelerate our accumulation of SOL in a capital-efficient manner. While these option strategies may enhance our risk-adjusted returns, they expose us to additional risks, including the following:

●	Most SOL options are traded over-the-counter or on non-qualified crypto venues. If a counterparty fails to perform on its obligations, we may be unable to realize gains, recover premiums, or receive delivery of SOL, potentially resulting in a total loss of value associated with the position.

●	Options can introduce effective leverage, amplifying gains but also magnifying losses. We may be required to post collateral or margin, which could reduce liquidity available for our operations. Option contracts may also be illiquid, particularly during periods of market stress, making it difficult to exit or adjust positions.

●	While put options may provide downside protection and call options may accelerate accumulation, there is no guarantee these strategies will be effective. Options may expire worthless, may not move in correlation with SOL spot prices, or may limit upside gains.

●	Option valuations are sensitive to assumptions about implied volatility, time to maturity, and counterparty pricing. These variables may fluctuate significantly, resulting in mark-to-market losses or earnings volatility.

●	The regulatory treatment of SOL derivatives remains uncertain. Future guidance could limit our ability to continue using derivatives or require us to account for them in a manner that increases earnings volatility.

Any of these risks could materially and adversely affect the value of our SOL treasury, our financial condition, and the market price of our Common Stock.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution.” However, we will receive up to approximately $616,337,640 in gross proceeds if the Warrants are exercised in full. We have agreed to bear the expenses relating to the registration of the securities offered herein for the Selling Stockholders.

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include, among other things:

●	debt repayment;
●	repurchases of shares of our common stock;
●	working capital;
●	capital expenditures; and/or
●	the pursuit of our SOL Treasury Policy, including the purchase of additional SOL.

We may also use such proceeds to fund acquisitions of businesses, assets or technologies that complement our current business.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the exercise of the Warrants. Accordingly, our management will have broad discretion in the timing and application of such proceeds.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Therefore, holders of one-third (1/3) of the voting power of our stockholders for the election of directors can elect all of the directors. Holders of one-third (1/3) of the voting power of the Company’s stockholders, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of one-third (1/3) of the voting power of the Company’s stockholders is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of our Common Stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. The Company’s Common Stock has no pre-emptive rights, no conversion rights and there are no withdrawal provisions applicable to the Company’s Common Stock.

IPO Warrants

The following summary of certain terms and provisions of the warrants included in the initial public offering (“IPO Warrants”) hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Exercisability. The IPO Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The IPO Warrants are be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the IPO Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the issuance of the shares of Common Stock underlying the IPO Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may elect to exercise the IPO Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the warrant. No fractional shares of Common Stock will be issued in connection with the exercise of the IPO Warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

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Exercise Limitation. A holder will not have the right to exercise any portion of the IPO Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole share of Common Stock purchasable upon exercise of the IPO Warrants is $93.50 and adjusted to $14.08 with September 2023 offering and further adjusted to $7.26 (exercise prices reverse effected) with the warrant inducement offering.

The exercise price per whole share of Common Stock purchasable upon exercise of the IPO Warrants, which initially had an exercise price of $28,050 per share (pre-split $93.50), was adjusted to reflect the reverse stock splits effected in October 2024 and April 2025, resulting in an exercise price of $10,296 as of February 3, 2023, $4,224 as of September 29, 2023, and $2,178 as of May 30, 2024.

The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The exercise price is also subject to adjustment in the event of subsequent sales of our Common Stock (or securities exercisable for convertible into Common Stock) at a purchase price (or conversion or exercise price, as applicable) less than the then-effective exercise price. In the event of such a subsequent sale, the exercise price will be reduced to such lower price, subject to certain exceptions and subject to a minimum exercise price set forth in the IPO Warrants.

Forced Exercise and Redemption. The IPO Warrants will be subject to forced exercise commencing six months from issuance subject to the condition that the volume weighted average price of the Company’s Common Stock exceeds 200% of the initial exercise price ($93.50) for twenty consecutive trading days and subject to certain other conditions set forth in the IPO Warrants. In the event that a holder fails to exercise the IPO Warrants within 30 days of notice of a forced exercise in accordance with the terms of the IPO Warrants, the Company may redeem the IPO Warrants at a redemption price of $0.01 per Warrant.

Transferability. Subject to applicable laws, the IPO Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. The IPO Warrants are currently listed on the Nasdaq Capital Market under the symbol “STSSW”.

Warrant Agent. The IPO Warrants will be issued in registered form under a warrant agency agreement between VStock Transfer LLC, as warrant agent, and us. The IPO Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the IPO Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of IPO Warrants does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the IPO Warrants.

Governing Law. The IPO Warrants and the warrant agency agreement are governed by New York law.

23

Blank Check Preferred Stock

Our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

January Unit Offering

In January 2025 the Company filed a registration statement under Form S1 (File no. 333-284237) registering (a) 14,285 units (post-split), with each Unit consisting of: (i) one share of Common Stock ; (ii) one Series A Warrant to purchase one share of Common Stock (the “Series A Warrants”); and (iii) one Series B Warrant to purchase one share of Common Stock (the “Series B Warrants,” together with the Series A Warrants, the “January Warrants”); and (b) 3,611 pre-funded units (post-split), with each consisting of: (i) one pre-funded warrant exercisable for one share of Common Stock (the “January Pre-Funded Warrants”); (ii) one Series A Warrant; and (iii) one Series B Warrant.

The following summary of certain terms and provisions of the January Warrants and January Pre-Funded Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the forms of January Warrant and January Pre-Funded Warrant, which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the forms of January Warrant and January Pre-Funded Warrant.

Exercisability. The January Pre-Funded Warrants are exercisable at any time after their original issuance until they are exercised in full. The Series A Warrants will be exercisable from issuance until five (5) years after the January Warrant Stockholder Approval Date., and the Series B Warrants will be exercisable from issuance until two and one half (2.5) years after the January Warrant Stockholder Approval Date. Each of the January Warrants and the January Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of Common Stock subscribed for upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise and Alternative Cashless Exercise

If a registration statement registering the issuance of the shares of Common Stock underlying the January Warrants or January Pre-Funded Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the January Warrants or January Pre-Funded Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the January Warrants or January Pre-Funded Warrants, as applicable.

No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant or January Pre-Funded Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Under the alternate cashless exercise option, the holder of the Series B Warrant has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of Common Stock that would be issuable upon a cashless exercise of the Series B Warrant and (y) three (3.0).

Exercise Limitation. A holder will not have the right to exercise any portion of the January Pre-Funded Warrants or January Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the January Warrants and January Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price of each January Pre-Funded Warrant included in each Pre-Funded Unit is $0.0001 per share.

24

The Series A Warrants will be exercisable from issuance, have an exercise price of $1.750 per share of Common Stock (equal to 125% of the public offering price per Unit, subject to certain anti-dilution and share combination event protections, as further set forth below) and will expire five (5) years from the date of Warrant Stockholder Approval.

The Series B Warrants will be exercisable from issuance, will have an exercise price of $1.750 per share of Common Stock (equal to 125% of the public offering price per Unit, subject to certain share combination event protections, as further set forth below) and will expire two and one-half (2.5) years from the date of Warrant Stockholder Approval.

Beginning on the 11th trading day after the January Warrant Stockholder Approval Date (the “Reset Date”), the exercise price of the January Warrants will reset to a price equal to the greater of (i) the Floor Price, as defined in the January Warrants, in effect on the Reset Date, and (ii) the lowest volume weighted average price (“VWAP”) during the period commencing on the first trading day immediately following the January Warrant Stockholder Approval Date and ending on the close of trading on the 10th trading day thereafter. In addition, following a reverse stock split, the exercise price of the January Warrants will be adjusted to equal the lowest single-day VWAP during the period from the trading day immediately following, until the fifth trading day following the reverse stock split with a proportionate adjustment to the number of shares underlying the January Warrants.

Adjustment for Subsequent Issuances. Subject to certain exceptions, if the Company sells any Common Stock (or securities convertible into or exercisable into Common Stock ) at a price per share (or conversion or exercise price, as applicable) less than the exercise price of the Series A Warrants then in effect, then the exercise price of the Series A Warrants will be reduced to such lower price (subject to a minimum exercise price of $1.115 prior to Stockholder Warrant Approval (50% of the Nasdaq Minimum Price as of the date of pricing of this offering) and a minimum exercise price of $0.446 after Warrant Stockholder Approval (20% of the Nasdaq Minimum Price as of the date of pricing of this offering)).

Share Combination Event Adjustment. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Stock and the lowest daily volume weighted average price during the period commencing on the trading day immediately following the applicable date of share combination event and ending on the fifth trading day immediately following such date is less than the exercise price of the January Warrants then in effect, then the exercise price of the January Warrants will be reduced to the lowest daily volume weighted average price during such period (subject to a minimum exercise price of $1.115 prior to Stockholder Warrant Approval (50% of the Nasdaq Minimum Price as of the date of pricing of this offering) and a minimum exercise price of $0.446 after Warrant Stockholder Approval (20% of the Nasdaq Minimum Price as of the date of pricing of this offering)), and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged.

Warrant Stockholder Approval. Under Nasdaq listing rules, the January Warrants may not be exercised unless and until we obtain the approval of our stockholders. While we intend to promptly seek stockholder approval, there is no guarantee that the January Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the January Warrant Stockholder Approval, the January Warrants may not be exercised and will have substantially less value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the January Warrant Stockholder Approval.

Transferability. Subject to applicable laws, the January Warrants and the January Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

25

Exchange Listing. We do not intend to apply for the listing of the January Warrants or January Pre-Funded Warrants on any stock exchange. Without an active trading market, the liquidity of the January Warrants and January Pre-Funded Warrants will be limited.

Rights as a Stockholder. Except as otherwise provided in the January Warrants or the January Pre-Funded Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a January Warrant or January Pre-Funded Warrant does not have the rights or privileges of a holder of our shares of Common Stock, including any voting rights, until the holder exercises the January Warrant or January Pre-Funded Warrant.

Fundamental Transaction. In the event of a fundamental transaction, as described in the January Warrants and the January Pre-Funded Warrants, and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of Common Stock, the holders of the January Warrants and the January Pre-Funded Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Governing Law. The January Pre-Funded Warrants and the January Warrants are governed by New York law.

Warrants Offered in this Offering

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the forms of the Warrants, which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the forms of the Warrants.

Exercisability. The Cash Pre-Funded Warrants are exercisable at any time after their original issuance until they are exercised in full. The Cryptocurrency Pre-Funded Warrants are exercisable at any time after October 14, 2025 until they are exercised in full. The Strategic Advisor Warrants are exercisable immediately, in whole or in part, at any time and from time to time, for a period of seven (7) years from October 14, 2025. The Cash Stapled Warrants are exercisable immediately upon issuance in whole or in part, at any time and from time to time, for a period of thirty six (36) months from the date of issuance. The Cryptocurrency Stapled Warrants are exercisable immediately upon issuance in whole or in part, at any time and from time to time, for a period of thirty six (36) months from October 14, 2025. Each of the Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of Common Stock subscribed for upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price of each Pre-Funded Warrant and Strategic Advisor Warrant is $0.0001 per share. Each Stapled Warrants is exercisable for a price of $9.75 per share.

26

Adjustment. The number of shares of common stock issuable upon exercise of the Warrants and the Exercise Price thereof are subject to adjustment from time to time in the event of any stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, reclassification, or other similar transaction affecting the outstanding shares of common stock. In addition, the Warrants provide for appropriate adjustments in the event the Company issues rights, options, or warrants to all holders of common stock entitling them to purchase shares at a price per share less than the then-current market price of the common stock, or distributes to all holders of common stock evidences of indebtedness, assets, or rights or warrants not otherwise covered by the foregoing. The Warrants also include provisions designed to ensure that holders are treated equitably in the event of fundamental transactions, including a merger or consolidation with another entity, a sale of all or substantially all of the Company’s assets, or a tender or exchange offer. Any such adjustment will be made in accordance with the terms of the applicable Warrant agreement, and no fractional shares will be issued upon exercise; in lieu thereof, the Company will round down to the nearest whole share or pay a cash adjustment, as set forth in the applicable Warrant.

Warrant Stockholder Approval. Under Nasdaq listing rules, the Warrants may not be exercised unless and until we obtain the approval of our stockholders. The Warrants, the Shares, the Agreements and transactions underlying the Agreements were approved by the stockholders of the Company at a special meeting of the stockholders held on October 14, 2025.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Warrants and Pre-Funded Warrants will be limited.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our shares of Common Stock, including any voting rights, until the holder exercises the Warrant.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Warrants and the Pre-Funded Warrants, and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of Common Stock, the holders of the Warrants and the Pre-Funded Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Governing Law. The Warrants are governed by New York law.

Transfer Agent and Registrar

VStock Transfer LLC is transfer agent and registrar for our Common Stock.

Limitations of Liability and Indemnification

Our articles of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Nevada Revised Statutes, or the NRS.

NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

27

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

The indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Listing

We have applied to list our Common Stock and IPO Warrants on the Nasdaq Capital Market under the symbols “SSTS” and “SSTSW”, respectively.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, or those issuable upon exercise of previously issued warrants to purchase shares of Common Stock. We are registering the Securities in order to permit the Selling Stockholders to offer the Securities for resale from time to time.

Information About the Selling Stockholders

The following table sets forth, based on information provided to us by or on behalf of the Selling Stockholders or known to us, the name of the Selling Stockholders and the number of shares of our Common Stock beneficially owned by the Selling Stockholders before and after this offering.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” The percentages of ownership of the Selling Stockholders in the below table are based upon 28,995,402 shares of Common Stock outstanding as of December 15, 2025. Unless otherwise indicated, the address of each Selling Stockholder is 105 Maxess Road, Melville, New York, 11747.

29

Name of Selling Stockholders	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering(1)	Percentage of shares of Common Stock Owned After the Offering
ParaFi Digital Opportunities LP (2)	5,538,462	5,538,462	-	*
ParaFi Quantitative Strategies LP (3)	1,538,462	1,538,462	-	*
ParaFi Venture Fund II LP (4)	307,692	307,692	-	*
Pantera DAT Opportunities Master Fund SP (5)	4,615,386	4,615,386	-	*
Pantera Blockchain Fund LP (6)	923,076	923,076	-	*
Pantera Liquid Token Fund LP (7)	615,384	615,384	-	*
AP Fund Two, LLC (8)	4,615,384	4,615,384	-	*
Saba Capital Master Fund, Ltd. (9)	2,253,688	2,253,688	-	*
Saba Capital Income & Opportunities Fund (10)	473,920	473,920	-	*
Saba Capital Income & Opportunities Fund II (11)	349,316	349,316	-	*
Arche Capital SPV VI LLC (12)	3,384,616	3,384,616	-	*
Phoenix Digital LLC (13)	18,484,422	18,484,422	-	*
Quantstamp Holdings Bermuda Ltd (14)	3,076,924	3,076,924	-	*
Schonfeld Global Master Fund L.P. (15)	3,076,924	3,076,924	-	*
Scoggin International Fund Ltd. (16)	3,076,924	3,076,924	-	*
Bastion Trading Limited (17)	10,769,230	10,769,230	-	*
Arrington XRP Capital Fund, LP (18)	1,846,152	1,846,152	-	*
Varana Strategic I, LLC (19)	1,569,230	1,569,230	-	*
Borderless Multi-Strategy Fund V LP (20)	1,538,462	1,538,462	-	*
HBK Master Fund L.P. (21)	1,538,462	1,538,462	-	*
RBCH Ltd. (22)	1,230,770	1,230,770	-	*
RBCH II Ltd. (23)	923,076	923,076	-	*
Eleven Eleven Algo CL (24)	1,538,462	1,538,462	-	*
Ask America LLC (25)	923,076	923,076	-	*
MNNC Capital Digital Asset Opportunities Master Fund, LP (26)	923,076	923,076	-	*
ATW Master Fund V LP (27)	923,076	923,076	-	*
Livingtone Group Inc. (28)	615,384	615,384	-	*
MNNC Capital Digital Asset Opportunities BTC Master Fund, LP (29)	615,384	615,384	-	*
Reflexive Capital Digital Asset Master Fund Ltd. (30)	492,308	492,308	-	*
CL Advisors - DII LP (31)	476,924	476,924	-	*
Zer021 Ventures LLC (32)	615,384	615,384	-	*
LPT Holding LLC (33)	461,538	461,538	-	*
DHKT Consulting Ltd. (34)	461,538	461,538	-	*
Avenir Tech Limited (35)	461,538	461,538	-	*
CoinFund Liquid Opportunities LP (36)	350,770	350,770	-	*
Series F Liquid Opportunities LP (37)	40,000	40,000	-	*
Series G Liquid Opportunities LP (38)	40,000	40,000	-	*
Plato SPV, A series of Allocations 2025 Master, LLC (39)	361,846	361,846	-	*
Candy Machine Capital LLC (40)	307,692	307,692	-	*
575 Advisory Ltd. (41)	307,692	307,692	-	*
Alternative Capital Investments Fund III LP (42)	307,692	307,692	-	*
Superb Gains Ventures INC (43)	307,692	307,692	-	*
Lipinski Family Dynasty Trust (44)	307,692	307,692	-	*
DF Capital Management Pte. Ltd. (45)	307,692	307,692	-	*
Cadena Holdings LLC (46)	307,692	307,692	-	*
Fifth Lane Partners Fund LP (47)	307,692	307,692	-	*
Sensys Ltd (48)	307,692	307,692	-	*
Origin Capital Partners Limited (49)	307,692	307,692	-	*
Layertech Inc (50)	307,692	307,692	-	*
11-11 DG Holdings, LLC (51)	153,846	153,846	-	*
Bloccelerate VC Fund II LP (52)	107,692	107,692	-	*
Reflexive Capital Quantstamp Venture Master Fund I LP (53)	92,308	92,308	-	*
Variance Partners LLC (54)	76,924	76,924	-	*
Madison Global Partners, LLC (55)	153,846	153,846	-	*
VA Consulting & Advisory Inc. (56)	53,846	53,846	-	*
Ricadano Capital LLC (57)	76,924	76,924	-	*
99 Capital LP (58)	630,844	630,844	-	*
SRS Investment Holdings Limited (59)	307,692	307,692	-	*
Efrat Investments LLC (60)	76,924	76,924	-	*
Solios, Inc. (61)	10,665,460	10,665,460	-	*
FinTech Collective DeFi Fund I LP (62)	2,885,550	2,885,550	-	*
FinTech Collective DeFi Fund II LP (63)	1,148,758	1,148,758	-	*
Republic Digital Opportunistic Digital Assets Master Fund Ltd. (64)	1,104,278	1,104,278	-	*
Electric Capital Frontier Fund II, LP (65)	8,687,694	8,687,694	-	*
Electric Capital Venture Fund III, LP (66)	3,619,998	3,619,998	-	*
Hypersphere Atlas Master Fund Ltd. (67)	1,230,770	1,230,770	-	*
Belay On Group, LLC (68)	307,730	307,730	-	*
OGTM Holdings LLC (69)	1,230,768	1,230,768	-	*
Sabby Volatility Warrant Master Fund Ltd. (70)	307,692	307,692	-	*
Sol Markets (71)	6,013,675	6,013,675	-	*
Syncracy Master Fund I Ltd. (72)	6,153,846	6,153,846	-	*
Sergey Kondrashin (73)	1,538,462	1,538,462	-	*
Michael A Belshe (74)	307,692	307,692	-	*
Robert Leshner (75)	923,076	923,076	-	*
Robert J. Eide (76)	153,846	153,846	-	*

(*) Represents less than 1%.

(1)	As of September, 2025. Assumes (i) the sale of all shares of Common Stock offered pursuant to this prospectus, and (ii) full exercise of all of the Warrants.

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(2)	Consists of (i) 862,500 shares of Common Stock, (ii) 1,906,731 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 2,769,231 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. ParaFi Capital LP (“ParaFi Capital”) serves as the investment manager to the Selling Stockholder. Benjamin Forman is the founder and managing partner of ParaFi Capital and, in such capacity, holds sole voting and investment power over the shares held by the Selling Stockholder. Accordingly, ParaFi Capital and Mr. Forman may each be deemed to be the beneficial owner of the shares held by the Selling Stockholder. Each of ParaFi Capital and Mr. Forman disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. In a transaction separate from the purchase of shares by the Selling Stockholder, ParaFi Capital also entered into an Asset Management Agreement with the Company’s consultant, Sol Edge Limited. The address for the Selling Stockholder is 500 West Putnam Avenue, Suite 400, Greenwich, CT 06830.
(3)	Consists of (i) 239,583 shares of Common Stock, (ii) 529,648 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 769,231 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. ParaFi Capital LP (“ParaFi Capital”) serves as the investment manager to the Selling Stockholder. Benjamin Forman is the founder and managing partner of ParaFi Capital and, in such capacity, holds sole voting and investment power over the shares held by the Selling Stockholder. Accordingly, ParaFi Capital and Mr. Forman may each be deemed to be the beneficial owner of the shares held by the Selling Stockholder. Each of ParaFi Capital and Mr. Forman disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. In a transaction separate from the purchase of shares by the Selling Stockholder, ParaFi Capital also entered into an Asset Management Agreement with the Company’s consultant, Sol Edge Limited. The address for the Selling Stockholder is 500 West Putnam Avenue, Suite 400, Greenwich, CT 06830.
(4)	Consists of (i) 47,917_shares of Common Stock, (ii) 105,929 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. ParaFi Capital LP (“ParaFi Capital”) serves as the investment manager to the Selling Stockholder. Benjamin Forman is the founder and managing partner of ParaFi Capital and, in such capacity, holds sole voting and investment power over the shares held by the Selling Stockholder. Accordingly, ParaFi Capital and Mr. Forman may each be deemed to be the beneficial owner of the shares held by the Selling Stockholder. Each of ParaFi Capital and Mr. Forman disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. In a transaction separate from the purchase of shares by the Selling Stockholder, ParaFi Capital also entered into an Asset Management Agreement with the Company’s consultant, Sol Edge Limited. The address for the Selling Stockholder is 500 West Putnam Avenue, Suite 400, Greenwich, CT 06830.
(5)	Consists of (i) 862,500_shares of Common Stock, (ii) 1,445,193 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 2,307,693 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Pantera DAT Opportunities Master Fund SP is under management by Pantera Capital Partners LP (“PCP LP”). PCP LP serves as Investment Advisor to Pantera DAT Opportunities Master Fund SP and has control and discretion over the shares held by Pantera DAT Opportunities Master Fund SP. As such, PCP LP may be deemed the beneficial owner of the shares held by Pantera DAT Opportunities Master Fund SP. PCP LP disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The address of Pantera DAT Opportunities Master Fund SP is 600 Montgomery Street, San Francisco, CA 94111.
(6)	Consists of (i) 172,500 shares of Common Stock, (ii) 289,038 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 461,538 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Pantera Blockchain Fund LP is under management by Pantera Capital Partners LP (“PCP LP”). PCP LP serves as Investment Advisor to Pantera Blockchain Fund LP and has control and discretion over the shares held by Pantera Blockchain Fund LP. As such, PCP LP may be deemed the beneficial owner of the shares held by Pantera Blockchain Fund LP. PCP LP disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The address of Pantera Blockchain Fund LP is 600 Montgomery Street, San Francisco, CA 94111.
(7)	Consists of (i) 115,000 shares of Common Stock, (ii) 192,692 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 307,692 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Pantera Liquid Token Fund LP is under management by Pantera Capital Partners LP (“PCP LP”). PCP LP serves as Investment Advisor to Pantera Liquid Token Fund LP and has control and discretion over the shares held by Pantera Liquid Token Fund LP. As such, PCP LP may be deemed the beneficial owner of the shares held by Pantera Liquid Token Fund LP. PCP LP disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The address of Pantera Liquid Token Fund LP is 600 Montgomery Street, San Francisco, CA 94111.

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(8)	Consists of (i) 1,150,000 shares of Common Stock, (ii) 1,157,692 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 2,307,692 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Kevin Roulston, has voting and investment control of the shares held by the Selling Stockholder. Kevin Roulston may be deemed to be the beneficial owner of such shares. Kevin Roulston, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(9)	Consists of (i) 842,316 shares of Common Stock, (ii) 284,528 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 1,126,844 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. The Selling Stockholder is managed by Saba Capital Management, LP. Saba Capital Management GP LLC is the General Partner of Saba Capital Management, LP. Boaz Weinstein is the managing member of Saba Capital Management GP LLC and, as such, may be deemed to be the beneficial owner of the securities reported by this Selling Stockholder. Mr. Weinstein disclaims any beneficial ownership of the securities reported by such Selling Stockholder other than to the extent of any pecuniary interest Mr. Weinstein may have therein, directly or indirectly.
(10)	Consists of (i) 177,127 shares of Common Stock, (ii) 59,833 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 236,960 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. The Selling Stockholder is managed by Saba Capital Management, LP. Saba Capital Management GP LLC is the General Partner of Saba Capital Management, LP. Boaz Weinstein is the managing member of Saba Capital Management GP LLC and, as such, may be deemed to be the beneficial owner of the securities reported by this Selling Stockholder. Mr. Weinstein disclaims any beneficial ownership of the securities reported by such Selling Stockholder other than to the extent of any pecuniary interest Mr. Weinstein may have therein, directly or indirectly.
(11)	Consists of (i) 130,557 shares of Common Stock, (ii) 44,101 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 174,658 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. The Selling Stockholder is managed by Saba Capital Management, LP. Saba Capital Management GP LLC is the General Partner of Saba Capital Management, LP. Boaz Weinstein is the managing member of Saba Capital Management GP LLC and, as such, may be deemed to be the beneficial owner of the securities reported by this Selling Stockholder. Mr. Weinstein disclaims any beneficial ownership of the securities reported by such Selling Stockholder other than to the extent of any pecuniary interest Mr. Weinstein may have therein, directly or indirectly.
(12)	Consists of (i) 1,150,000 shares of Common Stock, (ii) 542,308 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 1,692,308 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. William Wolf and Vanessa Grellet have voting and investment control of the shares held by the Selling Stockholder. Both William Wolf and Vanessa Grellet may be deemed to be the beneficial owner of such shares. William Wolf and Vanessa Grellet, however, disclaim any beneficial ownership of the shares held by the Selling Stockholder.
(13)	Consists of (i) 9,242,211 shares of Common Stock issuable upon the exercise of Cryptocurrency Pre-Funded Warrants, and (ii) 9,242,211 shares of Common Stock issuable upon the exercise of Cryptocurrency Stapled Warrants issued under the Private Placement. Tian Zeng has voting and investment control of the shares held by the Selling Stockholder. Tian Zeng may be deemed to be the beneficial owner of such shares. Tian Zeng, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(14)	Consists of (i) 1,150,000 shares of Common Stock, (ii) 388,462 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 1,538,462 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Richard Ma has voting and investment control of the shares held by the Selling Stockholder. Richard Ma may be deemed to be the beneficial owner of such shares. Richard Ma, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.

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(15)	Consists of (i) 1,538,462 shares of Common Stock, and (ii) 1,538,462 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Schonfeld Strategic Advisors LLC has voting and investment control of the shares held by the Selling Stockholder. Schonfeld Strategic Advisors LLC may be deemed to be the beneficial owner of such shares. The following individual may be deemed to have control over Schonfeld Strategic Advisors LLC, Ryan Tolkin CEO and CIO; however, each of Schonfeld Strategic Advisors LLC and the individual named above disclaim any beneficial ownership of the shares held by the Selling Stockholder.
(16)	Consists of (i) 1,150,000 shares of Common Stock, (ii) 388,462 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 1,538,462 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement.
(17)	Consists of (i) 1,150,000 shares of Common Stock, (ii) 4,234,615 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 5,384,615 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Wei Zhu has voting and investment control of the shares held by the Selling Stockholder. Wei Zhu may be deemed to be the beneficial owner of such shares. Wei Zhu, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(18)	Consists of (i) 923,076 shares of Common Stock, and (ii) 923,076 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. J. Michael Arrington, has voting and investment control of the shares held by the Selling Stockholder. Mr. Arrington may be deemed to be the beneficial owner of such shares. Mr. Arrington, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(19)	Consists of (i) 784,615 shares of Common Stock, and (ii) 784,615 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Philip R. Broenniman, has voting and investment control of the shares held by the Selling Stockholder. Mr. Broenniman may be deemed to be the beneficial owner of such shares. Mr. Broenniman, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(20)	Consists of (i) 769,231 shares of Common Stock, and (ii) 769,231 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. David Garcia, has voting and investment control of the shares held by the Selling Stockholder. Mr. Garcia may be deemed to be the beneficial owner of such shares. Mr. Garcia, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(21)	Consists of (i) 769,231 shares of Common Stock, and (ii) 769,231 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the Common Stock pursuant to an Investment Management Agreement between HBK Investments L.P. and the Selling Stockholder. HBK Investments L.P. has delegated discretion to vote and dispose of the Common Stock to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P. and HBK Services LLC: Jamiel A. Akhtar, Matthew A. Leffers and Matthew F. Luth. Each of HBK Services LLC and the individuals listed above disclaim beneficial ownership of any of the securities reported.
(22)	Consists of (i) 615,385 shares of Common Stock, and (ii) 615,385 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Viktor Fischer and Jakub Havrlant have voting and investment control of the shares held by the Selling Stockholder. Viktor Fischer and Jakub Havrlant may be deemed to be the beneficial owners of such shares. Viktor Fischer and Jakub Havrlant, however, disclaim any beneficial ownership of the shares held by the Selling Stockholder.

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(23)	Consists of (i) 461,538 shares of Common Stock, and (ii) 461,538 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Viktor Fischer and Jakub Havrlant, have voting and investment control of the shares held by the Selling Stockholder. Viktor Fischer and Jakub Havrlant may be deemed to be the beneficial owners of such shares. Viktor Fischer and Jakub Havrlant, however, disclaim any beneficial ownership of the shares held by the Selling Stockholder.
(24)	Consists of (i) 769,231 shares of Common Stock, and (ii) 769,231 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Arul Murugan has voting and investment control of the shares held by the Selling Stockholder. Arul Murugan may be deemed to be the beneficial owner of such shares. Arul Murugan, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is Floor 4, Willow House, Cricket Square George Town, Grand Cayman KY1-9010 Cayman Islands.
(25)	Consists of (i) 461,538 shares of Common Stock, and (ii) 461,538 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement.
(26)	Consists of (i) 461,538 shares of Common Stock, and (ii) 461,538 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Shiliang Tang has voting and investment control of the shares held by the Selling Stockholder. Shiliang Tang may be deemed to be the beneficial owner of such shares. Shiliang Tang, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(27)	Consists of (i) 461,538 shares of Common Stock, and (ii) 461,538 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Antonio Ruiz-Gimenez has voting and investment control of the shares held by the Selling Stockholder. Antonio Ruiz-Gimenez may be deemed to be the beneficial owner of such shares. Antonio Ruiz-Gimenez, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(28)	Consists of (i) 307,692 shares of Common Stock, and (ii) 307,692 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. ONG Teng Siong has voting and investment control of the shares held by the Selling Stockholder. ONG Teng Siong may be deemed to be the beneficial owner of such shares. ONG Teng Siong, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(29)	Consists of (i) 307,692 shares of Common Stock, and (ii) 307,692 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Shiliang Tang has voting and investment control of the shares held by the Selling Stockholder. Tang may be deemed to be the beneficial owner of such shares. Shiliang Tang, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(30)	Consists of (i) 246,154 shares of Common Stock, and (ii) 246,154 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Sunny Parikh has voting and investment control of the shares held by the Selling Stockholder. Sunny Parikh may be deemed to be the beneficial owner of such shares. Sunny Parikh, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(31)	Consists of (i) 238,462 shares of Common Stock, and (ii) 238,462 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Sebastian Evans has voting and investment control of the shares held by the Selling Stockholder. Sebastian Evans may be deemed to be the beneficial owner of such shares. Sebastian Evans, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.

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(32)	Consists of (i) 307,692 shares of Common Stock, and (ii) 307,692 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Chengqi Liu has voting and investment control of the shares held by the Selling Stockholder. Chengqi Liu may be deemed to be the beneficial owner of such shares. Chengqi Liu, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(33)	Consists of (i) 230,769 shares of Common Stock, and (ii) 230,769 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement.
(34)	Consists of (i) 230,769 shares of Common Stock, and (ii) 230,769 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Dominic Hei-Kin Tsang has voting and investment control of the shares held by the Selling Stockholder. Mr. Tsang may be deemed to be the beneficial owner of such shares. Mr. Tsang, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(35)	Consists of (i) 230,769 shares of Common Stock, and (ii) 230,769 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Mr. Li Lin has voting and investment control of the shares held by the Selling Stockholder. Mr. Li Lin may be deemed to be the beneficial owner of such shares. Mr. Li Lin, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.
(36)	Consists of (i) 175,385 shares of Common Stock, and (ii) 175,385 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Seth Ginns has voting and investment control of the shares held by the Selling Stockholder. Seth Ginns may be deemed to be the beneficial owner of such shares. Seth Ginns, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(37)	Consists of (i) 20,000 shares of Common Stock, and (ii) 20,000 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Seth Ginns has voting and investment control of the shares held by the Selling Stockholder. Seth Ginns may be deemed to be the beneficial owner of such shares. Seth Ginns, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(38)	Consists of (i) 20,000 shares of Common Stock, and (ii) 20,000 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Seth Ginns has voting and investment control of the shares held by the Selling Stockholder. Seth Ginns may be deemed to be the beneficial owner of such shares. Seth Ginns, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(39)	Consists of (i) 180,923 shares of Common Stock, and (ii) 180,923 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Jonathan Moore has voting and investment control of the shares held by the Selling Stockholder. Jonathan Moore may be deemed to be the beneficial owner of such shares. Jonathan Moore, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(40)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Jordan Prince has voting and investment control of the shares held by the Selling Stockholder. Jordan Prince may be deemed to be the beneficial owner of such shares. Jordan Prince, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(41)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Qiu Jin has voting and investment control of the shares held by the Selling Stockholder. Qiu Jin may be deemed to be the beneficial owner of such shares. Qiu Jin, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.

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(42)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. John Guarino has voting and investment control of the shares held by the Selling Stockholder. John Guarino may be deemed to be the beneficial owner of such shares. John Guarino, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(43)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Ju Zhao, has voting and investment control of the shares held by the Selling Stockholder. Ju Zhao may be deemed to be the beneficial owner of such shares. Ju Zhao, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is Portcullis Trustnet, Chambers, 4/F, Ellen Skelton Bld., Road Town, Tortola VG1110, British Virgin Islands.
(44)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Bartosz Lipinski has voting and investment control of the shares held by the Selling Stockholder. Bartosz Lipinski may be deemed to be the beneficial owner of such shares. Bartosz Lipinski, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(45)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Cheong Jun Yoong has voting and investment control of the shares held by the Selling Stockholder. Cheong Jun Yoong may be deemed to be the beneficial owner of such shares. Cheong Jun Yoong, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(46)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Guerino Ciampi has voting and investment control of the shares held by the Selling Stockholder. Guerino Ciampi may be deemed to be the beneficial owner of such shares. Guerino Ciampi, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(47)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Cavan Copeland has voting and investment control of the shares held by the Selling Stockholder. Mr. Copeland may be deemed to be the beneficial owner of such shares. Mr. Copeland, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(48)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Minzhi Ye has voting and investment control of the shares held by the Selling Stockholder. Minzhi Ye may be deemed to be the beneficial owner of such shares. Minzhi Ye, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(49)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Matthew Cheng-Yu Liu has voting and investment control of the shares held by the Selling Stockholder. Matthew Cheng-Yu Liu may be deemed to be the beneficial owner of such shares. Matthew Cheng-Yu Liu, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(50)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Jiaxiao Chen has voting and investment control of the shares held by the Selling Stockholder. Jiaxiao Chen may be deemed to be the beneficial owner of such shares. Jiaxiao Chen, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(51)	Consists of (i) 76,923 shares of Common Stock, and (ii) 76,923 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Arul Murugan has voting and investment control of the shares held by the Selling Stockholder. Arul Murugan may be deemed to be the beneficial owner of such shares. Arul Murugan, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 4290 S Highway 27, Ste 201 Clermont, FL 34711.

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(52)	Consists of (i) 53,846 shares of Common Stock, and (ii) 53,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Theodore Fields has voting and investment control of the shares held by the Selling Stockholder. Theodore Fields may be deemed to be the beneficial owner of such shares. Theodore Fields, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(53)	Consists of (i) 46,154 shares of Common Stock, and (ii) 46,154 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Sunny Parikh has voting and investment control of the shares held by the Selling Stockholder. Sunny Parikh may be deemed to be the beneficial owner of such shares. Sunny Parikh, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(54)	Consists of (i) 38,462 shares of Common Stock, and (ii) 38,462 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. John Guarino has voting and investment control of the shares held by the Selling Stockholder. John Guarino may be deemed to be the beneficial owner of such shares. John Guarino, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(55)	Consists of (i) 76,923 shares of Common Stock, and (ii) 76,923 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. David S. Kaplan has voting and investment control of the shares held by the Selling Stockholder. Mr. Kaplan may be deemed to be the beneficial owner of such shares. Mr. Kaplan, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(56)	Consists of (i) 26,923 shares of Common Stock, and (ii) 26,923 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Varun Anand has voting and investment control of the shares held by the Selling Stockholder. Varun Anand may be deemed to be the beneficial owner of such shares. Varun Anand, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(57)	Consists of (i) 38,462 shares of Common Stock, and (ii) 38,462 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Danish Chaudhry has voting and investment control of the shares held by the Selling Stockholder. Danish Chaudhry may be deemed to be the beneficial owner of such shares. Danish Chaudhry, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(58)	Consists of (i) 315,422 shares of Common Stock, and (ii) 315,422 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Wong Manyuet has voting and investment control of the shares held by the Selling Stockholder. Wong Manyuet may be deemed to be the beneficial owner of such shares. Wong Manyuet, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(59)	Consists of (i) 153,846 shares of Common Stock, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement.
(60)	Consists of (i) 38,462 shares of Common Stock, and (ii) 38,462 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Pinny Rotter has voting and investment control of the shares held by the Selling Stockholder. Ms. Rotter may be deemed to be the beneficial owner of such shares. Ms. Rotter, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(61)	Consists of (i) 5,332,730 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants, and (ii) 5,332,730 shares of Common Stock issuable upon the exercise of Stapled Warrants issued under the Private Placement. Joseph Fusco has voting and investment control of the shares held by the Selling Stockholder. Joseph Fusco may be deemed to be the beneficial owner of such shares. Joseph Fusco, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.

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(62)	Consists of (i) 1,442,775 shares of Common Stock issuable upon the exercise of Cryptocurrency Pre-Funded Warrants, and (ii) 1,442,775 shares of Common Stock issuable upon the exercise of Cryptocurrency Stapled Warrants issued under the Private Placement. FinTech Collective DeFi Fund I LP (“FTC DeFi I”) is a pooled investment vehicle advised by FinTech Collective Management LLC (“FinTech Collective”), a registered investment adviser with the U.S. Securities and Exchange Commission. As FTC DeFi I’s investment advisor, FinTech Collective exercises sole voting and dispositive power with respect to the Common Stock directly owned by FTC DeFi I. Messrs. Brooks Gibbins and Gareth Jones are the controlling persons of FinTech Collective. Each of FinTech Collective, Mr. Gibbins and Mr. Jones disclaims beneficial ownership of the Common Stock directly owned by FTC DeFi I except to the extent of their economic interest in FTC DeFi I, if any.
(63)

Consists of (i) 574,379 shares of Common Stock issuable upon the exercise of Cryptocurrency Pre-Funded Warrants, and (ii) 574,379 shares of Common Stock issuable upon the exercise of Cryptocurrency Stapled Warrants issued under the Private Placement. FinTech Collective DeFi Fund II LP (“FTC DeFi II”) is a pooled investment vehicle advised by FinTech Collective Management LLC (“FinTech Collective”), a registered investment adviser with the U.S. Securities and Exchange Commission. As FTC DeFi II’s investment advisor, FinTech Collective exercises sole voting and dispositive power with respect to the Common Stock directly owned by FTC DeFi II. Messrs. Brooks Gibbins and Gareth Jones are the controlling persons of FinTech Collective. Each of FinTech Collective, Mr. Gibbins and Mr. Jones disclaims beneficial ownership of the Common Stock directly owned by FTC DeFi II except to the extent of their economic interest in FTC DeFi II, if any.

(64)	Consists of (i) 205,985 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants, (ii) 552,139 shares of Common Stock issuable upon the exercise of Stapled Warrants, and (iii) 346,154 shares of Common Stock, issued under the Private Placement. Republic Digital Fund Manager LLC (“Republic Digital”) serves as the investment manager to Selling Stockholder. Joseph Naggar is the Chief Executive Officer and Chief Investment Officer of Republic Digital and, in such capacity, holds voting and investment power over the shares held by the Selling Stockholder. Accordingly, Republic Digital and Mr. Naggar may each be deemed to be the beneficial owner of the shares held by the Selling Stockholder. Each of Republic Digital and Mr. Naggar disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address for the Selling Stockholder is 18 W 18th Street, Floor 6, New York NY 10011.
(65)	Consists of (i) 4,343,847 shares of Common Stock issuable upon the exercise of Cryptocurrency Pre-Funded Warrants, and (ii) 4,343,847 shares of Common Stock issuable upon the exercise of Cryptocurrency Stapled Warrants issued under the Private Placement. Curtis Wayne Spencer IV has voting and investment control of the shares held by the Selling Stockholder. Curtis Wayne Spencer IV may be deemed to be the beneficial owner of such shares. Curtis Wayne Spencer IV, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(66)	Consists of (i) 1,809,999 shares of Common Stock issuable upon the exercise of Cryptocurrency Pre-Funded Warrants, and (ii) 1,809,999 shares of Common Stock issuable upon the exercise of Cryptocurrency Stapled Warrants issued under the Private Placement. Curtis Wayne Spencer IV has voting and investment control of the shares held by the Selling Stockholder. Curtis Wayne Spencer IV may be deemed to be the beneficial owner of such shares. Curtis Wayne Spencer IV, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(67)	Consists of (i) 615,385 shares of Common Stock issuable upon the exercise of Cryptocurrency Pre-Funded Warrants, and (ii) 615,385 shares of Common Stock issuable upon the exercise of Cryptocurrency Stapled Warrants issued under the Private Placement. Pursuant to an Investment Management Agreement, Hypersphere Atlas Management Ltd. has voting and investment control over the shares held by Hypersphere Atlas Master Fund Ltd. The address of record is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, George Town, Grand Cayman KY1-1002, Cayman Islands.
(68)	Consists of (i) 153,865 shares of Common Stock, and (ii) 153,865 shares of Common Stock issuable upon the exercise of Cryptocurrency Stapled Warrants issued under the Private Placement. Joshua Fraser has voting and investment control of the shares held by the Selling Stockholder. Joshua Fraser may be deemed to be the beneficial owner of such shares. Joshua Fraser, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(69)	Consists of (i) 615,384 shares of Common Stock, and (ii) 615,384 shares of Common Stock issuable upon the exercise of Stapled Warrants issued under the Private Placement. Matthew Liu has voting and investment control of the shares held by the Selling Stockholder. Matthew Liu may be deemed to be the beneficial owner of such shares. Matthew Liu, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.

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(70)	Consists of (i) 153,846 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Sabby Management, LLC, the investment manager to Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”), has discretionary authority to vote and dispose of the shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Sabby Management, LLC and Mr. Mintz each disclaim any beneficial ownership of these shares. The address for Sabby is c/o Captiva (Cayman) Ltd., Governors Square, Bldg. 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.
(71)	Consists of 6,013,675 shares of Common Stock issuable upon the exercise of Strategic Advisory Warrant issued under the Private Placement. Yucheng Zhang has voting and investment control of the shares held by the Selling Stockholder. Yucheng Zhang may be deemed to be the beneficial owner of such shares. Yucheng Zhang, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. SOL Markets is the Strategic Advisor to the Company. Yucheng Zhang is the brother of our CIO and director Alice Zhang.
(72)	Consists of (i) 1,150,000 shares of Common Stock, (ii) 1,926,923 shares of Common Stock issuable upon the exercise of Cash Pre-Funded Warrants, and (iii) 3,076,923 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement. Tony Dong has voting and investment control of the shares held by the Selling Stockholder. Tony Dong may be deemed to be the beneficial owner of such shares. Tony Dong, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder.
(73)	Consists of (i) 769,231 shares of Common Stock, and (ii) 769,231 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement.
(74)	Consists of (i) 153,846 shares of Common Stock issuable upon the exercise of Cryptocurrency Pre-Funded Warrants, and (ii) 153,846 shares of Common Stock issuable upon the exercise of Cryptocurrency Stapled Warrants issued under the Private Placement.
(75)	Consists of (i) 461,538 shares of Common Stock, and (ii) 461,538 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement.
(76)	Consists of (i) 76,923 shares of Common Stock, and (ii) 76,923 shares of Common Stock issuable upon the exercise of Cash Stapled Warrants issued under the Private Placement.

Relationships with the Selling Stockholders

The Selling Stockholders have not had any material relationships with our officers, directors, or affiliates over the past three years, except (i) for the ownership of the Securities, and (ii) as described in this section and in the table and footnotes above.

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PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the Securities and any of their pledgees, donees, transferees, assignees, designees and other successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the Securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	through brokers or dealers (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from such Selling Stockholder, the purchaser or such other persons who may be effecting such sales, which discounts, concessions or commissions as to any particular broker or dealer may be in excess of those customary to the types of transactions involved) for resale to the public or to institutional investors at various times;

●	through negotiated transactions, including, but not limited to, block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

●	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices;

●	in privately negotiated transactions other than exchange or quotation service transactions;

●	short sales, purchases or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities or other derivative transactions or securities;

●	hedging transactions, including, but not limited to:

●	transactions with a broker-dealer or its affiliate, whereby the broker-dealer or its affiliate will engage in short sales of shares and may use shares held by such selling shareholder to close out its short position;

●	options or other types of transactions that require the delivery of shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares; or

●	loans or pledges of shares to a broker-dealer or an affiliate, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares;

●	through offerings of securities exercisable, convertible or exchangeable for shares, including, without limitation, securities issued by trusts, investment companies or other entities;

●	offerings directly to one or more purchasers, including institutional investors;

●	through ordinary brokerage transactions and transactions in which a broker solicits purchasers;

●	through distribution to the security holders of the Selling Stockholder;

●	by pledge to secure debts and other obligations;

●	through a combination of any such methods of sale; or

●	through any other method permitted under applicable law.

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The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus form a part.

In addition, a Selling Stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Selling Stockholder.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker- dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the Securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the Selling Stockholders’ selling costs incurred pursuant to any available method provided hereunder for selling securities.

We are obligated to maintain the effectiveness of this registration statement until all of the Shares and Warrant, registered pursuant to it (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of certain other securities offered by this prospectus is being passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, then such counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Sharps Technology, Inc. for the years ended December 31, 2024 and 2023 and the report of PKF O’Connor Davies, LLP are incorporated by reference in this registration statement. Such financial statements are incorporated by reference in reliance upon the reports of such firm given its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 that we have filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement, or to the exhibits to the reports or other documents incorporated by reference in this prospectus, for a copy of such contract, agreement or other document. We file annual, quarterly and periodic reports, proxy statements and other information with the SEC, using its EDGAR system. The SEC provides free public access, through its website, to items publicly filed in the EDGAR system, including our items. The address of the SEC’s website is https//www.sec.gov.

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We also maintain a website at www.sharpstechnology.com. You may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we have filed or will file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and (2) after the date of this prospectus and prior to the termination of this offering, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act). Such information will automatically update and supersede the information contained in this prospectus and the documents listed below:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed on March 27, 2025, and as amended on April 15, 2025);

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 (filed on May 15, 2025), June 30, 2025 (filed on August 13, 2025) and September 30, 2025 (filed on November 13, 2025);

3.	Our Definitive Proxy Statement filed with the SEC on July 28, 2025 (which was later amended on August 5, 2025) and September 23, 2025 (along with the additional material filed on October 3, 2025);

4.	Our Current Reports on Form 8-K filed on January 22, 2025, January 30, 2025, March 14, 2025, March 28, 2025, April 2, 2025, April 3, 2025, April 4, 2025, April 14, 2025, April 18, 2025, April 30, 2025 (Items 5.03 and 9.01 only), May 7, 2025, July 3, 2025, July 18, 2025, August 25, 2025, September 2, 2025, September 2, 2025, September 29, 2025, October 6, 2025, October 7, 2025, October 9, 2025, October 15, 2025, and December 23, 2025; and

5.	Our Registration Statement on Form 8-A filed with the Commission on April 12, 2022, in which there is described the terms, rights and provisions applicable to the shares of our Common Stock and public warrants, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and/or reports that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of the registration statement of which this prospectus is a part, and prior to the termination or completion of any applicable offering of securities under this prospectus or the filing of a post-effective amendment to such registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, or any corresponding information furnished under Item 9.01 or included as an exhibit, that we may from time to time furnish to the SEC, will be incorporated by reference in, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of the documents we incorporate by reference, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting our Secretary, c/o Sharps Technology Inc. at 105 Maxess Road, Melville, New York, 11747. Our telephone number is (631) 574-4436.

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25,842,514 Shares of Common Stock

13,650,001 Shares of Common Stock Underlying Cash Pre-Funded Warrants

39,338,650 Shares of Common Stock Underlying Cash Stapled Warrants

23,721,157 Shares of Common Stock Underlying Cryptocurrency Pre-Funded Warrants

23,875,022 Shares of Common Stock Underlying Cryptocurrency Stapled Warrants

6,013,675 Shares of Common Stock Underlying Strategic Advisor Warrants

PROSPECTUS

January 8, 2026